UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JABIL CIRCUIT, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 26, 2012

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 26, 2012, at 10:00 a.m., local time, in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:

1.	To elect nine directors to serve for the ensuing year or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2012;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.

Only stockholders of record at the close of business on November 28, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Jabil but is also friendlier to the environment.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website, or by telephone at the telephone number, shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2011 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet.

YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.

Robert L. Paver
General Counsel and Corporate Secretary

St. Petersburg, Florida

December 15, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 26, 2012

The Proxy Statement and Annual Report to Stockholders are available at

http://jbl.client.shareholder.com/annuals.cfm.

Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

JABIL CIRCUIT, INC.

PROXY STATEMENT

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE VIA THE INTERNET OR TELEPHONE.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

January 26, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Jabil,” “we,” “our” or “us” mean Jabil Circuit, Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 26, 2012, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.

These proxy solicitation materials, together with Jabil’s 2011 Annual Report to Stockholders, were mailed on or about December 15, 2011 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Measurement Date

Stockholders of record at the close of business on November 28, 2011 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of November 1, 2011 (the “Measurement Date”), 209,540,192 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Share Ownership by Principal Stockholders and Management” in the “Beneficial Ownership” section. The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $19.71 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet or telephone at a later date) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.

Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. In Proposal 1, we have nominated nine directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the 2011 election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

The approval of Proposals 2, 3 and 5 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each such specific Proposal. For Proposal 4, stockholders may vote “1 Year”, “2 Years”, “3 Years” or “abstain” with respect to adoption of this Proposal. The Board and the Compensation Committee will carefully review the voting results, with particular attention to the option of “1 Year”, “2 Years” or “3 Years” that receives the highest number of votes cast by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of the Company to hold future advisory votes on executive compensation more or less frequently than the option recommended by our stockholders. Abstentions and broker non-votes will have no effect on the approval of Proposals 2, 3, 4 and 5. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted. Proposals 3 and 4 are considered non-binding advisory votes.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote by mailing in the proxy or via the Internet or telephone at the World Wide Web address or telephone number set forth on the enclosed proxy card. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (Eastern Time) on January 25, 2012.

For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on January 25, 2012. Voting in such a manner via the Internet will not affect your right to decide how your shares are voted should you decide to attend the Annual Meeting.

General Information. These Internet and telephone voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet or telephone through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet and telephone voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) has enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s next Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by Jabil no later than August 17, 2012 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. In addition, our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the next Annual Meeting of Stockholders, whether or not also submitted for inclusion in our proxy statement, our Secretary must receive notice of the matter not less than 120 days prior to December 15, 2012, which will be August 17, 2012. Further, the proxy solicited by the Board of Directors for the next Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 17, 2012. Any proposals or director nominations must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not comply with our Bylaws, will be disregarded.

Fiscal Year End

Jabil’s fiscal year ends on August 31.

BENEFICIAL OWNERSHIP

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 209,540,192 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

Directors, Named Executive Officers and Principal Stockholders	Number of Shares(1)(2)	Percent of Total
Principal Stockholders:
William D. Morean(3)(4)(5) c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716	13,873,472	6.6%
Audrey M. Petersen(3)(6) c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716	11,787,498	5.6%
Wellington Management Company, LLP(7) 75 State Street Boston, Massachusetts 02109	14,693,429	7.0%
Directors(5):
Thomas A. Sansone(8)	3,568,867	1.7%
Timothy L. Main(9)	1,412,093	*
Frank A. Newman(10)	158,225	*
Steven A. Raymund(11)	156,045	*
Mel S. Lavitt(12)	124,225	*
Lawrence J. Murphy(13)	104,258	*
David M. Stout	24,000	*
Martha F. Brooks(14)	11,970	*
Named Executive Officers:
Mark T. Mondello(15)	852,306	*
William D. Muir, Jr.(16)	543,768	*
Forbes I.J. Alexander(17)	413,051	*
John P. Lovato(18)	181,848	*
All current directors and executive officers as a group (17 persons)(19)	21,745,029	10.3%

*	Less than one percent.
(1)

This column does not include any shares subject to stock appreciation rights (“SARs”) held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 842,865 SARs, of which 842,865 have vested as of the Measurement Date or will have vested within 60 days of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $19.71 per share, which is lower than the exercise price of all of the SARs held by Jabil’s executive officers on the Measurement Date. Thus, as of the Measurement Date, none of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to $21.56, then certain of these SARs could become exercisable within 60 days of the Measurement Date.
(2)	Some or all of the directors and executive officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our directors and named executive officers may be deemed to be pledged.
(3)	Includes 10,273,702 shares held by the William E. Morean Residual Trust, as to which Mr. William D. Morean and Ms. Audrey M. Petersen (Mr. Morean’s mother) share voting and dispositive power as members of the Management Committee created under the Trust.
(4)	Includes (i) 112,990 shares held by Eagle’s Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power, (ii) 79,935 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power, (iii) 25,000 shares subject to options held by Mr. Morean that are exercisable within 60 days of the Measurement Date, (iv) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership and (v) 4,119 shares of restricted stock, of which Mr. Morean has voting power, but not dispositive power.
(5)	Mr. Morean is a director of Jabil in addition to being a Principal Stockholder.
(6)	Includes 1,513,796 shares held by Audrey Petersen Revocable Trust, of which Ms. Petersen is trustee, as to which Ms. Petersen has sole voting and dispositive power.
(7)	The amount shown and the following information is derived from a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”), reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G, Wellington has shared voting power over 10,478,537 shares and shared dispositive power over 14,693,429 shares.
(8)	Includes (i) 1,441,074 shares held by a Grantor Retained Annuity Trust, of which Mr. Sansone is the sole trustee, as to which Mr. Sansone has sole voting and dispositive power, (ii) 1,544,780 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (iii) 439,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iv) 25,000 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date, (v) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership and (vi) 4,119 shares of restricted stock, of which Mr. Sansone has voting power, but not dispositive power.
(9)	Mr. Main is also Chief Executive Officer and President of Jabil, and thus is a named executive officer in addition to being a director. Includes (i) 390,600 shares subject to options held by Mr. Main that are exercisable within 60 days of the Measurement Date, (ii) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (iii) 227,500 shares of restricted stock, of which Mr. Main has voting power, but not dispositive power.
(10)	Includes (i) 32,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date and (ii) 4,119 shares of restricted stock, of which Mr. Newman has voting power, but not dispositive power.
(11)	Includes (i) 37,777 shares held by a Grantor Retained Annuity Trust, of which Mr. Raymund’s wife is the sole trustee, as to which Mr. Raymund’s wife has sole voting and dispositive power, (ii) 32,000 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date, (iii) 2,000 shares beneficially owned by Mr. Raymund’s spouse and (iv) 4,119 shares of restricted stock, of which Mr. Raymund has voting power, but not dispositive power.
(12)	Includes (i) 32,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date, (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership and (iii) 4,119 shares of restricted stock, of which Mr. Lavitt has voting power, but not dispositive power.

(13)	Includes (i) 32,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date and (ii) 4,119 shares of restricted stock, of which Mr. Murphy has voting power, but not dispositive power.
(14)	Includes (i) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’s children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, (ii) 250 shares beneficially owned by one of Ms. Brooks’s children, over which Ms. Brooks disclaims beneficial ownership and (iii) 250 shares beneficially owned by another of Ms. Brooks’s children, over which Ms. Brooks disclaims beneficial ownership.
(15)	Includes (i) 325,500 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Measurement Date and (ii) 155,000 shares of restricted stock, of which Mr. Mondello has voting power, but not dispositive power.
(16)	Includes (i) 194,400 shares subject to options held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (iv) 81,860 shares of restricted stock, of which Mr. Muir has voting power, but not dispositive power.
(17)	Includes (i) 141,592 shares subject to options held by Mr. Alexander that are exercisable within 60 days of the Measurement Date and (ii) 96,850 shares of restricted stock, of which Mr. Alexander has voting power, but not dispositive power.
(18)	Includes (i) 180,000 shares subject to options held by Mr. Lovato that are exercisable within 60 days of the Measurement Date.
(19)	Includes (i) 1,418,864 shares subject to options held by nine executive officers (including one employee director) and eight non-employee directors that are exercisable within 60 days of the Measurement Date, (ii) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership, (iii) 600 shares beneficially owned by Mr. Sansone’s spouse and over which Mr. Sansone disclaims beneficial ownership, (iv) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership, (v) 2,000 shares beneficially owned by Mr. Lavitt’s spouse and over which Mr. Lavitt disclaims beneficial ownership, (vi) 2,000 shares beneficially owned by Mr. Raymund’s spouse, (vii) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’s children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, (viii) 250 shares beneficially owned by one of Ms. Brooks’s children and over which Ms. Brooks disclaims beneficial ownership, (ix) 250 shares beneficially owned by another of Ms. Brooks’s children and over which Ms. Brooks disclaims beneficial ownership, (x) 11,712 shares beneficially owned by Mr. Muir’s spouse and over which Mr. Muir disclaims beneficial ownership, (xi) 300 shares beneficially owned by Mr. Muir’s daughter and over which Mr. Muir disclaims beneficial ownership and (xii) 745,614 shares of restricted stock held by nine executive officers (including one employee director) and eight non-employee directors, of which the officers and directors hold voting power, but not dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2011, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were met.

CORPORATE GOVERNANCE

AND BOARD OF DIRECTORS MATTERS

The affairs of Jabil are managed by the Board of Directors. Each member of the Board is elected at the Annual Meeting of Stockholders each year or appointed by the incumbent Board and serves until the next Annual Meeting of Stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William D. Morean, Chairman
Thomas A. Sansone, Vice Chairman			Chair
Martha F. Brooks	✓
Mel S. Lavitt		✓	✓
Timothy L. Main
Lawrence J. Murphy		✓
Frank A. Newman	✓
Steven A. Raymund	Chair
David M. Stout		Chair	✓

Role of the Board of Directors’ Committees

Audit Committee. The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The current charter of the Audit Committee was adopted on October 20, 2011, and is available in the Investors / Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Committee met eleven times and did not take action by written consent during fiscal 2011.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board regarding such candidates. The Committee also evaluates and makes recommendations to the Board in connection with its annual review of director independence and the Board’s performance self-evaluation. The current charter of the Nominating and Corporate Governance Committee was adopted on October 27, 2005, and is available in the Investors / Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met five times and took action by written consent one time during fiscal 2011.

Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Committee is also generally empowered to administer Jabil’s 1992 Stock Option Plan, 2002 Stock Incentive Plan and 2011 Stock Award and Incentive Plan, each with respect to all individuals. The current charter of the Compensation Committee was adopted on July 22, 2010, and is available in the Investors / Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met seven times and did not take action by written consent during fiscal 2011.

Risk Oversight

The Board’s Role in Risk Oversight. Jabil faces a variety of different risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. Particular behaviors can avoid or mitigate some risks, and some risks are unavoidable as a practical matter. The potential adverse impact of some risks may be minor, and accordingly, as a matter of business judgment, allocating significant resources to avoid minor potential adverse impacts may not be appropriate. In other cases, a potential adverse impact may be significant, and spending resources to avoid or mitigate such a significant potential adverse impact is prudent. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. We engage in numerous activities seeking to align our voluntary risk-taking with company strategy, and understand that projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.

The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, and the Nominating and Corporate Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these Committees periodically report to the Board regarding briefings provided by management and advisors as well as the Committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The heads of each business group typically report to the Board quarterly, identifying and discussing various risks that they are facing. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the internal audit department periodically reports to the Audit Committee on its evaluation of management’s effectiveness in addressing risks, by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The internal audit department also consults with third party sources and advisors regarding certain potential risks facing Jabil, which is incorporated into its summary.

Certain financial risks are identified and discussed during our quarterly and year-end processes to follow Section 302 of the Sarbanes-Oxley Act of 2002. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters. Similarly, we are required under Section 404 of the Sarbanes-Oxley Act of 2002 to produce an annual report on internal control over financial reporting in our Annual Reports on Form 10-K that contains management’s assessment of the effectiveness of Jabil’s internal control over financial reporting, and we also include certifications by our Chief Executive Officer and our Chief Financial Officer as to internal control matters. As part of management’s rigorous review of Jabil’s internal control over financial reporting in order to assure compliance with the Section 404 requirements, certain risks are identified and discussed.

Risks in Compensation Practices. Jabil conducted a risk assessment of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our risk assessment included a qualitative and quantitative analysis of our compensation and benefit programs in which employees at all levels of the organization may participate, including our executive officers. Our programs contain various mitigating factors to ensure our employees, including the named executive officers (“NEOs”), are not encouraged to take unreasonable risks in managing the business. These factors include:

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Annual cash incentives and vesting for performance-based equity awards use financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance, but set maximum payouts at 200% of the target levels for cash incentives and 150% to 200% of target for equity awards.

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Diverse performance metrics focused primarily on the use of reportable and broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.

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A mix of time-based and performance-based equity awards to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.

•	A balance of short-term and long-term compensation creating diverse time horizons.

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A relationship between performance for a given metric and the corresponding payout factor that, we believe, mitigates risk by avoiding situations where a relatively small amount of increased performance results in a relatively high corresponding amount of increased compensation.

•	A relatively high degree of difficulty of performance targets.

•	Relatively long performance measurement periods to encourage long-term, rather than short-term, performance.

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Minimum stock ownership requirements for our executive officers and directors to, among other things, encourage them to act in a more risk-averse manner to avoid a significant decrease in their net worth.

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Oversight of compensation programs by the Compensation Committee. We believe this mitigates risk by empowering a group of independent directors with substantial experience and expertise who owe fiduciary duties to act in the best interests of Jabil’s stockholders.

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Oversight of programs by a broad-based group of functions within Jabil and at multiple levels within the organization to encourage different viewpoints and avoid situations where a small number of people are involved in compensation decisions.

•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.

Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Jabil at that time. Our current Chairman, Mr. Morean, is not an officer. Mr. Morean has served as our Chairman of the Board since 1988 and he served as our Chief Executive Officer from such time until 2000.

Executive Sessions

Our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our management present. Mr. Morean presides at such meetings, which occurred three times during fiscal 2011. See the section titled “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investors /Corporate Governance section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate and are not intended to create legal rights in any third party in the event of any failure to comply with any of the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken are in compliance with these Guidelines.

Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees, utilizing a broad meaning to include a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. Diversity is noted to be a factor for consideration of nominees for director in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider and assess the effectiveness of its Corporate Governance Guidelines in connection with the annual director nomination process to assure it includes an effective mix of people to further our long-term business interests.

Director Stock Ownership Requirements

In October 2011, the Nominating and Corporate Governance Committee and the Board approved revisions to the Corporate Governance Guidelines to require directors to accumulate, within five years of joining the board, the lesser of 20,000 shares or the total number of equity awards granted over the preceding three years. The following forms of ownership are counted towards a director’s compliance with this requirement:

•	shares deemed to be beneficially owned under federal securities laws;

•	unvested time-based restricted stock shares;

•	shares subject to unvested time-based restricted stock unit awards; and

•	other forms of ownership approved by the board or a committee thereof.

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain half of the after-tax shares until the requirement is met.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board for nomination at each annual meeting of stockholders. This Committee will consider nominees for board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having high performance standards, and adding to the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s principal headquarters, at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”

A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	the name and address, including telephone number, of the recommending stockholder;

•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;

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if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

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a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next Annual Meeting of Stockholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

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the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

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the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

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a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

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a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;

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a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;

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a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and

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the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Majority Voting for Directors

In October 2008, our Board of Directors amended our Bylaws to change the voting standard for the election of our directors in uncontested elections from a plurality standard to a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Report on Form 8-K or by a press release. If the Board of Directors does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

The election of directors at this year’s annual meeting is an uncontested election and thus the majority voting standard applies.

Determinations of Director Independence

In October 2011, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following directors are independent: Martha F. Brooks, Mel S. Lavitt, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone, and David M. Stout. As required by applicable law, the Board will make and publicly disclose its independence determination for each director when the director is first elected to the Board and annually thereafter for all nominees for election as directors.

For fiscal 2011, the Board of Directors evaluated and considered a relationship when determining the independence of Mr. Sansone. As disclosed in last year’s proxy statement, an entity controlled by Mr. Sansone (“Tomcat”) has an agreement with Jabil at market-competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use. Tomcat paid Jabil approximately $102,480 for such flight crew’s services during the 2011 fiscal year.

Board of Directors Meetings During Fiscal 2011

The Board of Directors held a total of seven meetings and took action by written consent three times during fiscal 2011. All directors attended 75% or more of the aggregate number of Board of Directors meetings and committee meetings. The Chairman of the Board presides over all meetings of the Board of Directors.

Policy Regarding Attendance at Annual Meeting of Stockholders

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the 2010 Annual Meeting, other than Ms. Brooks who did not become a director until March 2011.

Communication with the Board of Directors

Communications directed to any director, or any group of directors, must be in writing and sent certified mail in care of Jabil’s legal department to the address of Jabil’s headquarters. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;

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if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;

•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and

•	the name, address, telephone number and e-mail address, if any, of the person submitting the communication.

Jabil’s legal department reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of Jabil’s legal department, deals with the functions of the Board of Directors or committees thereof or that Jabil’s legal department otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics and Senior Code

Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics titled “Code of Ethics for the Principal Executive Officer and Senior Financial Officers of Jabil” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents can be found in the Investors / Corporate Governance section of Jabil’s website (www.jabil.com). Jabil anticipates that in the event any waivers from its Code of Ethics for the Principal Executive Officer and Senior Financial Officers are granted, notice of any such waiver will be posted on its website.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Messrs. Lavitt, Stout and Murphy. Kathleen Walters served as Chair of the Compensation Committee until her retirement from the Board effective at the time of the annual meeting of stockholders in January 2011. At the time of Ms. Walters’ retirement, Mr. Stout became the Chair of the Compensation Committee and Mr. Murphy joined the Compensation Committee. No member of the Compensation Committee who served during fiscal 2011 is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Related Party Transactions

Related Party Transactions Policy. Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel’s) will review potential Related Party

Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Committee’s chair shall have the authority to act on behalf of the Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Certain Related Party Transactions. As described in detail in the “Determinations of Director Independence” section, Jabil currently has a relationship with Mr. Sansone under an arms-length agreement. This relationship predates the adoption of the Related Party Transactions Policy by a number of years. Mr. Sansone’s relationship is closely monitored and evaluated on a regular basis to determine if it is a Related Party Transaction.

From the beginning of fiscal 2011 until November 11, 2011, Mr. Sansone and Tomcat paid Jabil approximately $128,710 for the use of Jabil’s flight crew (approximately $26,230 of which was paid during the 2012 fiscal year).

Charles A. Main, a brother of Timothy L. Main, the Chief Executive Officer, President and a director of Jabil, is employed by Jabil’s Global Manufacturing Services Group as a Vice President, Global Business Unit. His compensation for fiscal 2011 consisted of the following items: regular base salary earnings of $219,038, a bonus of $243,508, equity grants (consisting of performance-based and time-based restricted stock units) whose aggregate grant date fair value was $71,199, a $10,048 contribution by Jabil on his behalf to his 401(k) plan, a housing allowance of $22,917, and a tax gross up of $12,930 (for total compensation of $579,640).

Director Compensation

It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity. For fiscal 2011, the non-management directors received the following annual retainers, payable in cash quarterly:

Position	Annual Retainer ($)
Board membership fee (non-management directors only)	58,000
Audit Committee - Chair	30,000
Audit Committee - other members	15,000
Compensation Committee - Chair	20,000
Compensation Committee - other members	10,000
Nominating and Corporate Governance Committee - Chair	10,000
Nominating and Corporate Governance Committee – other members	5,000

No director currently receives any additional cash compensation for attendance at Board or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board and committee meetings. In addition, non-employee directors were also eligible to receive awards under Jabil’s 2002 Stock Incentive Plan and are now eligible to receive awards under the 2011 Stock Award and Incentive Plan. For fiscal 2011, each non-employee director received 12,000 time-based restricted stock units (“RSUs”), which vested on August 31, 2011 provided that the director continued to serve on that date.

Director Compensation In Fiscal 2011

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
William D. Morean	58,000	170,400	228,400
Thomas A. Sansone	77,125	170,400	247,525
Martha F. Brooks	25,375	113,700	139,075
Mel S. Lavitt	73,000	170,400	243,400
Timothy L. Main	—	—	—
Lawrence J. Murphy	69,958	170,400	240,358
Frank A. Newman	73,000	170,400	243,400
Steven A. Raymund	88,000	170,400	258,400
David M. Stout	79,083	170,400	249,483
Kathleen A. Walters (3)	30,550	170,400	200,950

(1)	As of the end of fiscal 2011, the following non-employee directors had outstanding restricted stock awards: Ms. Brooks 0; Mr. Lavitt 7,523; Mr. Morean 7,523; Mr. Murphy 7,523; Mr. Newman 7,523; Mr. Raymund 7,523; Mr. Sansone 7,523; Mr. Stout 0; and Ms. Walters 0. As of the end of fiscal 2011, the following non-employee directors had outstanding option awards: Ms. Brooks 0; Mr. Lavitt 32,000; Mr. Morean 25,000; Mr. Murphy 32,000; Mr. Newman 32,000; Mr. Raymund 32,000; Mr. Sansone 25,000; Mr. Stout 0; and Ms. Walters 0.
(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718. For all of the directors other than Ms. Brooks, this amount was determined by multiplying the total number of RSUs awarded, 12,000, by the closing stock price on the date of grant (October 21, 2010) of $14.20, and is the aggregate amount of expense that will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. For Ms. Brooks, this amount was determined by multiplying the total number of RSUs awarded, 6,000, by the closing stock price on the date of grant (April 14, 2011) of $18.95, and is the aggregate amount of expense that will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. The assumptions used for the valuations are set forth in Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011. These awards vested on August 31, 2011 provided that the director continued to serve on that date.
(3)	Ms. Walters retired from the Board at the time of the annual meeting of stockholders in January 2011 and forfeited the RSU award granted to her on October 21, 2010.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected at the Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

The names of Jabil’s nominees for director and certain information about them are set forth below:

Name	Age	Principal Position	Director Since
William D. Morean	56	Chairman of the Board of Directors	1978
Thomas A. Sansone	62	Vice Chairman of the Board of Directors	1983
Martha F. Brooks	52	Director	2011
Mel S. Lavitt	74	Director	1991
Timothy L. Main	54	Chief Executive Officer, President and Director	1999
Lawrence J. Murphy	69	Director	1989
Frank A. Newman	63	Director	1998
Steven A. Raymund	56	Director	1996
David M. Stout	57	Director	2009

Except as set forth below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.

Board Composition

We believe that our directors should possess certain personal characteristics and competencies, which include high ethical standards, integrity, the willingness to be accountable for their decisions, providing informed judgment on a broad range of issues, being financially literate, acting with mature confidence which involves the ability to participate in open discussion, expecting high performance, and being passionate and creative. Additionally, the individuals that comprise the board should, as a group, represent a diverse mix of backgrounds, skills and expertise, with the ability to contribute their knowledge in such areas as accounting and finance, business judgment, management, crisis response, industry knowledge, international markets, and leadership, strategy and vision. We believe that the nominees we are presenting for directors possess these characteristics and contribute to the diverse mix that we seek for our board as a whole.

William D. Morean. Mr. Morean has served as Chairman of the Board of Directors since 1988 and as a director since 1978. Mr. Morean joined Jabil in 1977 and assumed management of day-to-day operations the following year. Mr. Morean was Chief Executive Officer from 1988 to 2000. Mr. Morean has also served as Jabil’s President and Vice President and held various operating positions with Jabil. We believe that Mr. Morean’s extensive history and experience with Jabil, including his current service as our Chairman of the Board and prior service as Chief Executive Officer of Jabil, qualify him for re-election to the Board.

Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to 1999 when he became Vice Chairman of the Board. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University. We believe that Mr. Sansone’s business and legal experience, including his prior service as President of Jabil, qualify him for re-election to the Board.

Martha F. Brooks. Ms. Brooks is currently a Director of Bombardier Inc. and Harley-Davidson, Inc. She was also a Director of International Paper from 2003 to 2009. From 2007 to 2009, Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., a global leader in aluminum rolling and recycling. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan Inc. completed a spinoff of Novelis. From 2002 to 2004, Ms. Brooks served as CEO, Americas and Asia Rolled Products Business and Senior Vice President of Alcan Inc. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a B.A. in Economics and Political Science and an M.B.A. in International Business from Yale University. We believe that Ms. Brooks’s extensive business experience and service on boards of other publicly-traded companies qualify her for election to the Board.

Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since 1991. Currently, Mr. Lavitt is a Senior Advisor to Needham & Company, LLC, an investment bank. He is also the Managing Member of The Lavitt Group L.L.C., a financial consulting firm and serves as Chairman on the Board of Directors of the Utah Governor’s Office of Economic Development. From July 2007 to June 2008, Mr. Lavitt held several positions with GC Capital Management LLC, a registered advisory firm, including Co-Managing Partner and Senior Advisor. Mr. Lavitt served as a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) from 1992 (and also as Vice Chairman beginning in December 1999) until July 2007. From 1987 until 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is a graduate of Brown University. We believe that Mr. Lavitt’s business background and experience, including years of service as an investment banker, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure and financing, which therefore qualify him for re-election to the Board.

Timothy L. Main. Mr. Main has served as Chief Executive Officer of Jabil since 2000, and as President and director since 1999. He joined Jabil in 1987 as a Production Control Manager, was shortly thereafter promoted to Operations Manager in 1987, to Project Manager in 1989, to Vice President Business Development in 1991, and to Senior Vice President, Business Development in 1996. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird). We believe that Mr. Main’s current service as Chief Executive Officer of Jabil qualifies him to be a member of the Board.

Lawrence J. Murphy. Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since 1989 and as an independent consultant to Jabil from 1997 until 2004. From 1992 until 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy is currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm and the McCoig Group, a privately-held ready-mix concrete company based in Michigan. We believe that Mr. Murphy’s business and legal experience, long-standing service as a Jabil director, financial accounting and management expertise, as well as his prior service as an independent consultant to Jabil, all qualify him for re-election to the Board.

Frank A. Newman. Mr. Newman is a private investor and has served as a director of Jabil since 1998. Mr. Newman served as Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, from 2003 to February 2011 and its Chief Executive Officer from 2002 to February 2011. From 2001 until 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From 2000 until 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From 1993 until 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from 1996 until 2000 and its Chairman of the Board of Directors from 1997 until 2000. From 1986 until 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. Mr. Newman is also a director of JoAnn Stores, Inc. and Medical Nutrition USA, Inc. We believe that Mr. Newman’s extensive business experience, including his prior service as the chief executive officer of publicly-traded companies, knowledge of our company, service on boards of other publicly-traded companies and proven leadership ability qualify him for re-election to the Board.

Steven A. Raymund. Mr. Raymund has served as a director of Jabil since 1996. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984, and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986. Effective October 2006, Mr. Raymund resigned from his position as Chief Executive Officer of Tech Data Corporation. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data

Corporation and is also a director of WESCO International, Inc. We believe that Mr. Raymund’s extensive business experience, including his former service as the chief executive officer of a publicly-traded company, knowledge of our company, service on boards of other publicly-traded companies and service leading the Audit Committee qualify him for re-election to the Board.

David M. Stout. Mr. Stout became a director of Jabil in September 2009. He is also currently a director of Airgas, Inc., NanoBio Corporation, Allos Therapeutics and Shire PLC. From 2003 to 2008, Mr. Stout was President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations. From 1999 to 2003, he served as President of U.S. Pharmaceuticals. From 1996 until 1998, he served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham. From 1994 until 1996, Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation and held various executive and sales and marketing positions with Schering-Plough from 1979. We believe that Mr. Stout’s extensive business experience and service on boards of other publicly-traded companies qualify him for re-election to the Board.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED CERTIFIED

PUBLIC ACCOUNTING FIRM

In October 2011, the Audit Committee approved the selection of Ernst & Young LLP (“E&Y”) to serve as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2012.

The audit reports of E&Y on the consolidated financial statements of Jabil and its subsidiaries as of and for the year ended August 31, 2011 and the effectiveness of internal control over financial reporting as of August 31, 2011 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended August 31, 2011, and the subsequent interim period through the filing of Jabil’s Form 10-K for the fiscal year ended August 31, 2011 on October 27, 2011, there were (i) no disagreements between Jabil and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of E&Y are expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

On July 28, 2010, following a competitive process undertaken by the Audit Committee, the Audit Committee approved the selection of E&Y to serve as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2011 with the terms of such engagement subsequently approved by the Audit Committee on August 30, 2010.

KPMG LLP (“KPMG”) was notified on July 28, 2010 that it would not be retained as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2011. KPMG’s engagement as Jabil’s independent registered public accounting firm to audit Jabil’s consolidated financial statements for the fiscal year ending August 31, 2010, was unaffected by the selection of E&Y, as KPMG’s dismissal became effective upon the completion of KPMG’s audit of Jabil’s consolidated financial statements as of and for the fiscal year ended August 31, 2010 and the filing of the related Annual Report on Form 10-K. On October 21, 2010, Jabil filed its Form 10-K for the fiscal year ended August 31, 2010, indicating that KPMG’s term as Jabil’s independent registered public accounting firm had ended.

The audit reports of KPMG on the consolidated financial statements of Jabil and its subsidiaries as of and for the years ended August 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

KPMG’s report on the consolidated financial statements of Jabil and its subsidiaries as of and for the years ended August 31, 2010 and 2009, contained a separate paragraph stating that “As discussed in Note 15 to the consolidated financial statements, effective September 1, 2009, the Company adopted new accounting and disclosure guidance related to noncontrolling interests in subsidiaries. Also discussed in Note 15 to the consolidated financial statements, effective September 1, 2009, the Company adopted new accounting guidance on earnings per share which provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, be considered participating securities and therefore included in the computation of earnings per share pursuant to the two-class method.”

The audit reports of KPMG on the effectiveness of internal control over financial reporting as of August 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended August 31, 2010 and 2009, and the subsequent interim period through the filing of Jabil’s Form 10-K for the fiscal year ended August 31, 2010 on October 21, 2010, there were (i) no disagreements between Jabil and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG would have caused KPMG to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the two fiscal years ended August 31, 2010 and 2009, and the subsequent interim period through October 21, 2010, Jabil did not consult with E&Y, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Jabil’s consolidated financial statements, and neither a written report was provided to Jabil nor oral advice was provided that E&Y concluded was an important factor considered by Jabil in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Jabil provided KPMG with a copy of the Form 8-K/A filed on October 21, 2010. KPMG furnished Jabil with a letter addressed to the U.S. Securities and Exchange Commission stating that KPMG agreed with the statements made in the Form 8-K/A, except that KPMG was not in a position to agree or disagree with Jabil’s statement that E&Y was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Jabil’s consolidated financial statements, or the effectiveness of internal control over financial reporting. A copy of such letter, dated October 21, 2010, was filed as Exhibit 16 to the Form 8-K/A.

Audit Committee Report

Jabil Circuit, Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor/Corporate Governance section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered certified public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered certified public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered certified public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered certified public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered certified public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered certified public accounting firm.

For fiscal 2011, E&Y has acted as Jabil’s independent registered certified public accounting firm.

In this context, the Audit Committee reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and E&Y.

(2)	The Audit Committee has discussed with E&Y the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard, AU §380 (the successor to SAS 61).

(3)	The Audit Committee has received and reviewed the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board Rule regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with E&Y its independence from Jabil.

(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011, for filing with the SEC.

(5)	The Audit Committee has appointed E&Y as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2012.

Submitted by the Audit Committee

Steven A. Raymund, Chair

Martha F. Brooks

Frank A. Newman

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by E&Y for the audit of Jabil’s annual financial statements for the fiscal year ended August 31, 2011 and KPMG LLP for the audit of Jabil’s annual financial statements for the fiscal year ended August 31, 2010, and fees billed for other services rendered by E&Y and KPMG LLP during those periods.

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees	$4,541,000	$6,844,000
Audit-Related Fees	$298,000	$11,000
Tax Fees	$1,908,000	$511,000
All Other Fees	—	—

Total Fees	$6,747,000	$7,366,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by E&Y and KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, and tax planning (domestic and international).

All Other Fees. Jabil did not incur any additional fees under this category.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered certified public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2011, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

If the stockholders do not approve the selection of E&Y, the appointment of the independent registered certified public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and recent rules issued by the SEC require that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs, as disclosed in this proxy statement.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and their accompanying narrative disclosure set forth in this proxy statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. As discussed in detail in the “Compensation Discussion and Analysis,” our compensation program for our NEOs is composed of the following features, among others:

•

Our Compensation Committee, which determines compensation for our NEOs, is composed solely of independent directors. Our Compensation Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.

•

A substantial portion of the compensation payable to our NEOs is performance-based, including our annual cash incentive program and our performance-based restricted stock or restricted stock unit awards, which generally vest over multi-year performance periods, if at all.

•

Our independent Compensation Committee engages in a robust and comprehensive annual review of the company’s performance metrics and goals in an attempt to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.

•

Our compensation philosophy is to pay for performance. Our annual cash incentive awards to NEOs for fiscal 2011 paid out at with above-target and below target levels (129% to the CEO, 92% to 163% for other NEOs). The payout levels in relation to our outstanding performance demonstrate that our performance goals are set at challenging levels and are consistent with our company’s strong performance for fiscal 2011:

•	Net revenue increased 23% from fiscal 2010 (which had been the prior company record year).

•	Operating income increased 77% over fiscal 2010.

•	Robust results were achieved in return on invested capital (23% for fiscal 2011, up from 13% for fiscal 2010) and net income (up 126% from fiscal 2010).

•	One-year and three-year total shareholder return (“TSR”) of 66.9% and 7.6% respectively, outpaced the S&P 500 Index one-year and three-year TSR.

•	Over 80% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.

•	We have stock ownership requirements for our NEOs.

•	We employ our NEOs “at will” without guaranteed employment, severance or change in control agreements.

•	We generally do not pay any material perquisites or personal benefits to our NEOs other than costs associated with relocation to a foreign jurisdiction at Jabil’s request.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

The Dodd-Frank Act and recent SEC rules also require that we provide our stockholders with the opportunity to indicate how frequently they believe we should seek future advisory votes on the compensation of our NEOs, such as Proposal 3 above.

After careful consideration, the Board of Directors has determined that holding an annual advisory vote on executive compensation every year is the most appropriate policy for Jabil at this time, and the Board of Directors therefore recommends that stockholders vote for future advisory votes on executive compensation to occur every year.

By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on executive compensation to occur every “1 Year”, “2 Years” or “3 Years.” Stockholders may also abstain from voting on this Proposal 4. Stockholders are not voting to approve or disapprove the Board’s recommendation.

The Board and the Compensation Committee will carefully review the voting results, with particular attention to the option of “1 Year”, “2 Years” or “3 Years” that receives the highest number of votes cast by stockholders. However, as the stockholder vote on this Proposal is advisory and will not be binding, the Board of Directors may decide that it is in the best interests of Jabil and our stockholders to hold a stockholder advisory vote on executive compensation more or less frequently than the option recommended by our stockholders. However, we value the opinions of our stockholders on executive compensation matters and we will take the results of this advisory vote into consideration when making future decisions regarding the frequency with which Jabil holds a stockholder advisory vote on the compensation paid to our NEOs.

Abstentions and broker non-votes will not have an effect on this vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR “1 YEAR” WITH RESPECT TO THE FREQUENCY WITH WHICH STOCKHOLDERS SHOULD BE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE RULES OF THE SEC.

PROPOSAL NO. 5

TRANSACTION OF SUCH OTHER BUSINESS

AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY

ADJOURNMENT THEREOF

The Board does not know of any matter for action by stockholders at the Annual Meeting other than Proposals 1, 2, 3, and 4. The enclosed proxy card, however, will confer discretionary authority to the persons named in the proxy card (Robert L. Paver and Forbes I.J. Alexander, or either of them) with respect to matters which are unknown at the date of printing this proxy statement and which may properly come before the meeting (including any adjournment thereof). Messrs. Paver and Alexander intend to vote on any such matter in accordance with his or their judgment on such matter.

Recommendation of the Board of Directors

The Board of Directors believes that it is in Jabil’s best interests to authorize Messrs. Paver and Alexander to vote on any matters which are unknown at the date of printing this proxy statement and which may properly come before the 2011 Annual Meeting (including any adjournment thereof).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is focused on promoting Jabil’s continued and long-term success and increasing shareholder value. We seek to accomplish this by requiring our executives to earn a substantial portion of their compensation by implementing and executing on a strategy that requires earnings growth, increasing profit margin and return on invested capital, as well as improvements in financial and operating metrics. The compensation program puts a majority of compensation at risk and provides competitive compensation so as to attract, incent and retain a highly skilled management team. One of the core philosophies of our executive compensation program is to pay for performance, and as in prior years, actual compensation paid to each of our executives in fiscal 2011 is consistent with this core philosophy.

In both fiscal 2011 and 2010, Jabil achieved company record financial results, significantly improving our financial and operating performance over the prior years. Our strong financial and operating results were produced under macroeconomic conditions that continued to be weak domestically and inconsistent globally. We believe our strategy of executing a differentiated, sustainable portfolio mix produced significant revenue and earnings growth and margin expansion. Highlights of our fiscal 2011 financial and operating results include the following:

•	Net revenue was the highest in our history at $16.5 billion, an increase of 23% over fiscal 2010. Before fiscal 2011, our fiscal 2010 net revenue had been our highest, increasing 15% over fiscal 2009.

•	Operating income for fiscal 2011 was $578.7 million compared to $327.6 million for fiscal 2010, a 77% increase.

•	Return on invested capital (“ROIC”) for fiscal 2011 was 23% compared to 13% for fiscal 2010.

•	Net income for fiscal 2011 was $381.1 million compared to $168.8 million for fiscal 2010, a 126% increase year-over-year.

•	Jabil’s one-year and three-year total shareholder return (“TSR”) of 66.9% and 7.6% respectively, outpaced the S&P 500 Index one-year and three-year TSR of 18.5% and 1.6%.

Note that we use core performance financial measures (not determined under U.S. generally accepted accounting principles (“GAAP”) for compensation purposes and these definitions are set forth below in “NEO Fiscal 2011 Compensation – Definitions for Cash Incentive Metrics” and “Financial/Operational Goals of Performance Metrics – Definitions for Equity Incentive Metrics.”

As demonstrated by our strong financial and operating performance for fiscal 2011, the Compensation Committee believes that our executives are successfully executing on our strategic plan and enhancing long-term shareholder value. Our financial and operational performance in fiscal 2011 resulted in cash payouts to our named executive officers (“NEOs”) under our annual cash incentive program ranging from 92% to 163% of the applicable target levels. This range is a direct result of our philosophy of holding executives accountable for the particular line of business for which they are responsible, leading to differing compensation percentages for two of our NEOs. Our long-term equity incentive awards based on achievement of growth in core EPS vested at 200% of target due to actual performance that significantly exceeded target. The long-term equity incentive awards that vested based upon fiscal 2011 core operating profit margin vested at 100% of target.

The following chart illustrates how NEO compensation (salaries plus actual cash incentives plus the grant date value of equity awards) is tied to Jabil’s financial performance:

Our fiscal 2011 compensation levels and performance goals for the NEOs were set in October 2010 under continued challenging economic conditions in many regions around the world. The Compensation Committee believed that our management team was effectively executing on our strategic plan that would result in increased profitability and greater financial strength. Our philosophy in setting compensation for fiscal 2011 was that compensation should be closely linked to company performance, should motivate our executives to implement our long-term business strategy, and should reward actual results achieved. For fiscal 2011, annual cash incentive awards for our NEOs were to be earned based on the achievement of a combination of the following corporate metrics: core operating income, core operating profit margin, core ROIC, and for the NEOs responsible for a specific division, days in inventory and net ROIC. The Committee views these metrics as key in implementing our long-term strategic plan and in measuring our executives’ progress against the plan, and believes that our executives’ performance can directly impact the results of these metrics. Our NEO equity incentive awards for fiscal 2011 are earned based on cumulative core EPS over a multi-year period and fiscal 2011 core operating profit margin. In the last few fiscal years including fiscal 2011, for incentive awards that vest based upon core EPS, we set threshold, target and maximum performance levels at what we believe ranged from a moderate to a high degree of difficulty based upon the amount of prior awards that actually vested and economic conditions and forecasts at the time the awards were granted. In addition to performance-based equity compensation, the Company awarded time-based restricted stock units (“RSUs”) as a component of long-term equity compensation, to attract and retain talent.

In fiscal 2011, the Committee made several changes to the design of the NEO compensation program:

•	Core operating profit margin was added as a performance metric to the cash incentive program to incent executives to increase income through higher margin products and services.

•

The core EPS metric, used for performance-based equity awards, was revised to reward consistency of earnings throughout the multi-year performance period and to eliminate the potential that EPS growth in the final year of the performance period could be the sole determinant of performance.

•

TSR was removed as a performance metric for the vesting of performance-based equity awards primarily to focus NEOs on cumulative core EPS targets, a metric that we believe our executives more directly influence.

•

To focus NEOs on corporate core operating profit margin during an uncertain global economic environment, a one-time grant of performance-based RSUs was awarded with vesting based upon fiscal 2011 core operating profit margin.

•	Stock ownership requirements were added to further align the interests of executives with those of our stockholders.

•

Certain companies with historically significantly higher revenues and different business lines were removed from the peer group for benchmarking NEO compensation levels. These were replaced by companies with current characteristics more comparable to Jabil.

We believe that the following three tables are helpful in understanding the actual performance-based compensation received by our NEOs in fiscal 2007 through 2011. These tables supplement the information in the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal Year 2011 Table, and the Outstanding Equity Awards at 2011 Fiscal Year End Table.

The first table below illustrates the targeted versus actual payout of the performance-based annual cash incentives to our NEOs over the previous five fiscal years:

TABLE 1: ANNUAL CASH INCENTIVE ACHIEVEMENT HISTORY

NEO	Fiscal Year	Cash Incentives Actual Payout Against Target
Timothy L. Main Chief Executive Officer, President	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
Forbes I.J. Alexander Chief Financial Officer	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
Mark T. Mondello Chief Operating Officer	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
John P. Lovato Executive Vice President, Chief Executive Officer, Materials Technology Group	2011	163.0%
	2010	116.0%
	2009	56.2%
	2008	10.3%
	2007	39.2%
William D. Muir, Jr. Executive Vice President, Chief Executive Officer, Global Manufacturing Services Group	2011	92.3%
	2010	200.0%
	2009	33.7%
	2008	10.3%
	2007	39.2%

The next two tables below illustrate the equity compensation held at the end of fiscal 2011 or earned in fiscal 2011 by our NEOs. We believe that these supplemental tables present a meaningful illustration of the actual fiscal year end value of equity awards granted to our NEOs in fiscal 2011 and in previous years. The data set forth in these two tables excludes time-based full value equity grants. Table 2 summarizes all of the outstanding option awards and stock appreciation rights owned by our NEOs as of fiscal year end. The closing price of $16.85 at the end of fiscal 2011 was below the weighted average exercise prices of these grants.

TABLE 2: OPTION AND SAR VALUES

NEO	Number of Securities Underlying Options Held at FYE (1) (#)	Weighted Average Exercise Price at FYE ($)	Market Value at FYE ($16.85/share) (2) ($)	Realized Value of Option Exercises During FY2011 ($)
Main	707,600	24.89	450,840	1,002,635
Alexander	240,892	25.87	45,209	0
Mondello	510,063	23.82	360,200	428,463
Lovato	273,242	26.18	0	57,614
Muir	287,856	23.15	251,160	122,614

(1)	Includes outstanding incentive stock options, nonqualified stock options and stock appreciation rights awarded since 2000, both exercisable and unexercisable. The numbers shown are an aggregate of those shown in the Option Awards columns in the Outstanding Equity Awards at 2011 Fiscal Year End Table.
(2)	The market value at fiscal year end is based on the closing price of $16.85 per share of Jabil’s common stock on the New York Stock Exchange on August 31, 2011.

Table 3 shows the achievement levels for performance-based awards over the last five years.

TABLE 3: PERFORMANCE-BASED AWARDS ACHIEVEMENT HISTORY

Fiscal Year	Performance Measure CAGR of Core EPS or Cumulative Core EPS (1) (2)	Performance Measure Jabil TSR vs. S&P 500 (1)	Performance Measure Fiscal 2011 Core Operating Profit Margin (1)
2007	0% vested	Not granted	Not granted
2008	150% vested	0% vested for the 1st and 3rd performance periods; 50% vested for the 2nd performance period	Not granted
2009	200% vested	0% vested for the1st and 2nd performance periods 50% for the 3rd performance period	Not granted
2010	3 year performance period remains open	20% vested for the 1st performance period 50% for the 2nd performance period (The 3rd performance period remains open)	Not granted
2011	3-year performance period remains open	Not granted	100% vested

(1)	These terms are defined and explained in detail in “Financial/Operational Goals of Performance Metrics – Definitions for Equity Incentive Metrics.”
(2)	In fiscal 2011, cumulative core EPS replaced core EPS Compound Annual Growth Rate (CAGR) as the performance metric.

As we believe the above information indicates, the compensation program for our NEOs emphasizes performance-based compensation that is at-risk and generally only payable based on significant performance against challenging, pre-determined goals. The financial results that were achieved during fiscal 2011 occurred during a time of continuing significant macroeconomic challenges in the global economy. We believe that the fact that Jabil achieved the highest levels of core operating income and net revenue in its history in fiscal 2011, core ROIC improved year-over-year and our total stockholder return significantly exceeded the S&P 500 in both one-year and three-year performance periods, validates our long-term strategy and demonstrates that our NEOs are making significant contributions to the success of Jabil. With the efforts of the management team, Jabil is building a significant presence in markets such as industrial, healthcare, aftermarket services, and materials technology, while improving diversification of its business and sources of income so as to mitigate risk to its financial results.

Guiding Principles of the Executive Compensation Program

Annually, the Compensation Committee reviews its executive compensation philosophies which guide decisions regarding the executive compensation program. At the core of Jabil’s compensation philosophies is the recognition that Jabil’s executives play a key role in creating long-term shareholder value. The following table shows each of the guiding principles of our executive compensation program, the rationale for each principle and the elements of compensation that align with each principle:

Guiding Principles	Rationale	Elements of Compensation
Alignment with Stockholders’ Interests

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. Our executives’ interests are more directly aligned with the interests of our stockholders when our compensation program:

•       emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

•       is significantly impacted by the value of our stock; and

•       results in a continuing significant ownership of our stock.

Equity incentives

Pay for Performance

An effective way to reach our short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and on the performance of our stock. The portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary.

While total compensation should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.

Annual cash incentives and performance-based equity incentives

Competitiveness	To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, our compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil.	Salary, annual cash incentives, equity incentives

Elements of Our Executive Compensation Program

The Compensation Committee believes that the elements of our executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values
Salaries

•       Provide a minimum fixed amount of compensation.

•       Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

•       Recognize individual performance.

•       Are reviewed on a periodic basis and compared with salaries of comparable executives in our peer group and in compensation surveys.

Annual Cash Incentives

•       Communicate strategic priorities and identify key financial and business objectives.

•       Motivate achievement of short-term objectives.

•       Are 100% at-risk, most of which have a minimum financial or operational threshold that must be achieved to receive any payout.

•       Target bonus opportunity payouts (as a percentage of salary) are compared with target bonus opportunity payouts (as a percentage of salary) of comparable executives in our peer group and in compensation surveys.

•       Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging, in most cases, from 0% (below threshold performance) to a maximum of 200% of target payout.

•       Align chosen financial and other measures to an individual’s scope of influence.

Equity Incentives

•       Motivate attainment of long-term financial goals and incent managerial action intended to increase long-term stock price appreciation.

•       Special equity awards may occur to promote a short-term focus on a specific financial objective, provided such short-term equity awards are infrequent.

•       Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership requirements.

•       Ensure majority of grants are at-risk and are tied to financial performance measures.

•       Reward long-term service and promote retention with vesting schedules that generally span several years.

•       The grant-date value of equity incentives is influenced by market data of comparable executives in our peer group and in compensation surveys.

Balance of Elements. The Compensation Committee views all of the compensation elements together to set each NEO’s total compensation each fiscal year. The allocation among elements varies for each NEO to reflect the differences in responsibilities among the NEOs. In addition, the Committee balances the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. For our executives, this balance is typically attained by relying more heavily on equity awards, as we believe this element has the strongest alignment to the achievement of shareholder value over the long term. The Compensation Committee’s philosophy is that the cash incentives’ performance measure targets should appropriately balance the objectives of being challenging and motivating. Threshold and target levels are carefully established, and maximum achievement and payout levels are set as a way to avoid incenting unnecessary risk-taking. See also the discussion regarding compensation risks at “Risks in Compensation Practices.”

Our Executive Compensation Process

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Committee. Generally, compensation amounts, measures and criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and historical compensation data. Typically, annual salaries, cash incentive payout targets, metrics, goals and weightings, and equity incentive awards and performance goals for each fiscal year are set and awarded following the end of our previous fiscal year when data regarding our performance is available. In addition, the Committee solicits the opinions of the other Board members, considers outside counsel’s legal advice and guidance and ratings information from proxy advisory services, and inquires regarding the accounting and tax treatment for the compensation program.

Role of Compensation Consultant. The Compensation Committee has the sole authority to hire, and to dismiss, its compensation consultant. Reports and advice from the consultant may be requested by the Committee and are shared with the Board and management at the Committee’s discretion. The Compensation Committee has engaged Steven Hall & Partners (“SH&P”) as its independent compensation consultant since March 2010. The types of services performed by SH&P during fiscal 2011 included attending all Committee meetings, either in person or telephonically, reviewing and validating the peer group, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, commenting on compensation-related disclosure, reviewing and commenting on the compensation philosophy, providing updates on regulatory and legislative changes impacting executive compensation, and facilitating the CEO evaluation and performance review process. SH&P has access to management, and interacts with management to gather compensation and performance information regarding Jabil, to develop concepts relating to potential compensation program designs, to ensure that compensation programs are administered in accordance with the decisions of the Committee and disclosed with high levels of transparency, and to ensure that accurate and timely information is presented to the Committee by SH&P and management. The Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management.

Role of Management. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Executive Vice President Human Development, Human Resources collectively make a recommendation to the Compensation Committee regarding compensation elements and amounts, and performance measures and targets for our incentive compensation programs (except for the CEO). This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings, and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; and/or (iv) the executives’ expected contributions in light of the responsibilities inherent in his or her position.

Role of Compensation Committee. The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Committee Charter, posted on our website at www.jabil.com in the Investors/Corporate Governance Section, sets forth the Committee’s responsibilities. The key goals of the compensation program are balanced with market data and Jabil’s financial planning and expectations to determine each executive’s compensation. The Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short-term and long-term financial measures, weighting and targets, and grants equity incentive awards. In making these decisions, the Committee reviews: (i) management’s recommended compensation elements and amounts, and recommended performance measures and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant; (iii) the compensation history of each executive; and/or (iv) the financial performance of Jabil’s various operating segments.

Following the conclusion of fiscal 2011, the Compensation Committee met in executive session to conduct a performance review of our CEO. During this review, the Committee evaluated the CEO’s overall performance and other accomplishments during fiscal 2011, taking into consideration Jabil’s financial performance relative to peers and industry performance, as well as confidential input from certain officers and other directors.

Competitive Benchmarking. The Compensation Committee periodically reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including experience, position, tenure, individual and organizational factors, retention needs and other factors. The Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted annual cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. However, actual total cash compensation may range from below-the-market 25th percentile at the low end, to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive equity awards granted to executives are made on a case-by-case basis and consider market data, financial performance, individual performance and potential, and aggregate share usage. The Committee also considers benchmarking information regarding competitive levels of long-term equity incentives and total direct compensation (the sum of target total cash and long-term equity incentives) to provide context for its decisions on long-term equity incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of our NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Compensation Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that our peer group cumulatively has the following attributes, although a given company may not have all of the attributes: business operations in the industries and businesses in which we participate, global operations, similar annual revenue, and businesses that are complex and broad and/or compete with Jabil for executive talent. In May 2010, the Compensation Committee adopted a peer group for use when setting compensation for fiscal 2011 consisting of the following companies:

• Advanced Micro Devices	• Arrow Electronics, Inc
• Applied Materials, Inc.	• Celestica, Inc. (Canada)
• Avnet, Inc.	• EMC Corporation
• Danaher Corporation	• Flextronics International
• Emerson Electric Company	• Sanmina-SCI Corporation
• Qualcomm, Inc.	• SYNNEX Corporation
• Seagate Technology	• Tech Data Corporation
• Texas Instruments, Inc.	• Western Digital Corporation
• Tyco Electronics, Ltd.

Three companies from the fiscal 2010 peer group were eliminated as a result of historically being larger than Jabil and/or historically having different lines of business as compared to Jabil (Apple, Inc., Micron Technology, Inc. and NCR Corporation), and two companies were eliminated due to acquisition (Electronic Data Systems Corporation and Sun Microsystems, Inc.). The Committee’s consultant compared Jabil’s NEO pay using the new peer group as part of the Committee’s process to establish NEO salaries, annual incentive targets and equity incentive awards granted for fiscal 2011. The peer group NEO compensation data was supplemented by data from multiple executive compensation surveys. Some adjustments to NEO salaries and annual incentive targets were made based upon a competitive analysis using these sources of pay data. The Committee considered comparison data regarding long-term equity incentives for the NEOs as one factor, but did not strictly award grants with respect to peer group and survey data.

Setting of Salaries and Annual Cash Incentive Compensation. The Compensation Committee typically makes its decisions related to salaries and sets annual cash incentive targets at the start of each fiscal year. This timing allows the Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations regarding the current fiscal year when establishing such salaries and targets. The Committee selected the performance measures for the fiscal 2011 annual cash incentives pursuant to the Annual Incentive Plan, approved by the stockholders in January 2006 (this plan was amended and reapproved by stockholders in January 2011, and has been renamed the “Short-Term Incentive Plan”).

Our Equity-Based Compensation Award Practices. The annual grant cycle for grants of equity-based awards to our executives typically occurs at the start of each fiscal year following the completion and release of our financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Compensation Committee may also make grants of equity awards at other times during the year due to special circumstances. We do not seek to time equity grants to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed. When options or stock appreciation rights are granted, the exercise price of the award is the closing market price of our common stock on the date of grant.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically considers Jabil’s financial performance, the need to retain experienced and talented people to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders and the incentive opportunity Jabil desires to provide to the NEOs. For the fiscal 2011 equity compensation grants to our NEOs, the Compensation Committee considered Jabil’s performance, the executive’s role and responsibilities, individual performance, internal equity and the level of previous long-term incentive awards. The Compensation Committee also utilized peer group and compensation survey data to provide context for its determinations of these grants.

Beginning in fiscal 2008, the majority of equity incentive awards granted to our executive officers have been in the form of performance-based restricted stock or RSUs. Prior to fiscal 2011, one form of the performance-based restricted stock/RSU awards conditioned vesting on the compound annual growth rate in Jabil’s core EPS over a three-year period, and another form conditioned vesting on Jabil’s TSR relative to that of the S&P 500 during three annual measurement periods. Prior to fiscal 2009, we also granted stock appreciation rights or stock options, which result in gain to the recipient only if the rights or options are exercised at a stock price above the exercise price.

For awards granted in fiscal 2011, the Compensation Committee modified the measurement of core EPS. The modified measurement continues to use compound annual growth as the vesting metric for performance-based awards but determines the performance based on the achievement of cumulative core EPS targets (expressed in dollars) over a multi-year performance period, rather than core EPS growth (expressed as a percentage) measured by comparing the first and the final year of the performance period. The performance period for the 2011 awards began on September 1, 2010. This change was adopted to reward consistency of earnings over the entire performance period and to eliminate the potential impact of core EPS growth in the final year being the sole determinant of performance. We believe this approach rewards sustained corporate performance over the period and incents executives to pursue year-over-year core EPS earnings growth during the performance period.

In fiscal 2011, the Compensation Committee decided to make a grant of performance-based equity awards to incent executives to focus on Jabil’s core operating profit margin for a twelve-month performance period beginning September 1, 2010. The Committee expects this to be a one-time grant, which was not repeated in fiscal 2012. The aggregate NEO grant date value of this performance-based award was less than one-third of the aggregate NEO value of the performance-based equity awards granted during fiscal 2011.

In fiscal 2011, the Compensation Committee also decided to cease granting equity awards with vesting based upon relative TSR performance in order for a greater portion of executives’ equity awards to have vesting based upon Jabil’s multi-year cumulative core EPS performance (as described above), which is a metric the Committee believes will impact Jabil’s share price and one that executives more directly influence. Other reasons that persuaded the Committee to cease granting TSR-based equity awards included: volatility in the stock market due to external events outside of management’s influence may unfairly impact achievement resulting in an award that may not motivate and reward the recipient; Jabil’s stock price performance may lag the actual business performance that can be achieved through executives’ efforts; share usage is greater for TSR-based full-value awards to deliver the same grant-date value (using Black-Scholes valuation of the TSR-based awards as required by accounting rules) as core EPS-based full-value awards and expenses from TSR-based awards cannot be recaptured for accounting purposes when the awards are not earned; and determining an appropriate benchmark stock index by which to compare Jabil’s TSR performance is difficult.

Beginning in fiscal 2009, the Compensation Committee decided to grant time-based restricted stock awards or RSUs to our NEOs instead of stock appreciation rights. The rationale for combining grants of performance-based and time-based restricted stock or RSU awards was based on the different nature and duration of the two types of awards. The performance-based awards are at-risk and depend upon the achievement of specific financial and other performance goals, generally over a three-year performance period. If the performance results during the performance period indicate the performance goals are unlikely to be achieved, the recipients may perceive the performance-based awards as not having significant value, particularly if the performance results are largely beyond their influence. Such a perception diminishes the retention value of the awards. We believe a simultaneous award of time-based restricted stock or RSUs with vesting over three years provides the recipient with the likelihood of long-term value, directly aligned with the stock price, without regard to the outcome of the performance-based awards, but requiring long-term service. This aligns with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements. However, a majority of NEOs’ equity awards are performance-based, even with the addition of time-based restricted stock/RSUs. Each fiscal year the Compensation Committee reviews the type and mix of equity vehicles in our equity-based compensation program and makes changes as it believes appropriate.

In October 2007, our Board of Directors adopted a stock incentive and compensation award policy. The components of the award policy are:

•	Grant timing guidelines, including requirements to establish before the beginning of each fiscal year and disclose pre-set dates on which awards may be granted;

•

Exercise price guidelines, including a requirement that the exercise prices of stock options and stock appreciation rights generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;

•

Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent; and

•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.

In accordance with this policy, the Compensation Committee designates the dates on which stock incentive awards may be granted to officers, directors and employees (including new hires and promoted employees) during each fiscal year. The stock awards granted during fiscal 2011 to our NEOs were made in accordance with this policy. The dates designated by the Committee for fiscal 2012 are the dates on which the Committee held or will hold in-person meetings in connection with the quarterly in-person meetings of the Board during fiscal 2012: October 20, 2011 and, as currently scheduled, January 26, 2012, April 19, 2012 and July 19, 2012. In the event of “special circumstances” (the determination of which is in the Committee’s discretion), the Committee may grant stock incentive awards on dates other than these designated dates.

Other Compensation Policies and Considerations

Retirement and Pension Plan, Death and Disability. Jabil does not provide qualified pension benefits for any of our NEOs. In January 2010, the Compensation Committee approved additional time for the vesting and settlement of equity grants previously granted, other than time-based restricted stock and RSU awards, for eligible officers of Jabil who retire. Eligibility is determined based upon the age and/or years of service of the particular officer depending on physical work location at time of grant. These retirement provisions are available to be included in future equity grants to our NEOs and were included in fiscal 2011 equity grants, including fiscal 2011 time-based RSU awards. Our NEOs are eligible to participate in a 401(k) Retirement Plan (“401(k) Plan”), which also includes a company matching contribution. The 401(k) Plan is also offered to a broad-based group of our employees.

Jabil has also included in fiscal 2011 RSU grants provisions for termination of employment due to death or disability. Under these provisions, unvested time-based RSUs fully vest upon termination due to death or disability. In the event of termination of employment due to death, a pro rata portion of unvested performance-based RSUs may vest and in the event of termination of employment due to disability, a pro rata portion of unvested performance-based RSUs may remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance Arrangements. Jabil’s NEOs do not have employment agreements or severance benefit agreements. Accordingly, upon a termination for any reason whatsoever, the NEO (i) is entitled to receive only salary earned to the date of termination and annual cash incentive compensation if the NEO was employed during the full fiscal year, and (ii) is permitted to exercise vested stock options and stock appreciation rights in accordance with the applicable award agreements. All unvested restricted stock awards are forfeited upon termination of employment, unless there is a change in control or, in the case of performance-based restricted stock awards, the NEO is retirement-eligible. All unvested RSUs are forfeited upon termination of employment unless (i) there is a change in control, or (ii) in the case of fiscal 2011 awards, the NEO is retirement-eligible, dies or becomes disabled, or (iii) in the case of performance-based RSUs granted prior to fiscal 2011, the NEO is retirement-eligible. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in “Retirement and Pension Plan, Death and Disability” immediately above. On a case by case basis, we have at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Arrangements. The NEOs do not have change in control severance agreements. Awards granted under the 1992 Stock Option Plan, the 2002 Stock Incentive Plan and the 2011 Stock Award and Incentive Plan (the “2011 SIP”) may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred under the nonqualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the 2002 Stock Incentive Plan and the 2011 SIP will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, and/or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the 2011 SIP, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the 2011 SIP, for purposes of these accelerated vesting provisions, any performance objectives for any performance measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

Under the 2002 Stock Incentive Plan, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors has sole discretion to declare that any option or stock appreciation right will terminate as of a date fixed by the Board of Directors and give grantees the right to exercise their options or stock appreciation rights as to all or any part of the stock covered, including shares not otherwise exercisable.

In the event of a merger or the sale of substantially all of the assets of Jabil, each outstanding option and stock appreciation right under the 2002 Stock Incentive Plan will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights will be accelerated, unless otherwise determined by the Board of Directors in its discretion.

In the event of the acquisition by any person other than Jabil of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights under the 2002 Stock Incentive Plan which are vested and exercisable will be terminated in exchange for a cash payment.

A summary of potential payments upon termination or a change in control for our NEOs is set forth in the “Potential Payments Upon Termination or a Change in Control” section.

Additional Compensation Programs in Which NEOs May Participate. Our NEOs are eligible to participate in those programs that are also offered to a broad-based group of our employees, including a 401(k) Plan, an employee stock purchase plan that is intended to qualify for favorable tax treatment for U.S.-based employees under section 423 of the Internal Revenue Code, and welfare benefit programs such as medical and prescription coverage, dental and vision programs, short- and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies.

Other Compensation. For fiscal 2011, the value of the other benefits comprising “All Other Compensation” to our NEOs, other than expatriate benefits to two of our NEOs, was minimal with the value of such benefits disclosed in detail in the Summary Compensation Table under the “All Other Compensation” column and the related notes. In fiscal 2011 as in prior years, the most significant component of these other benefits are the expatriate benefits we pay to those NEOs whom we ask to relocate overseas that are intended to compensate for additional economic costs for such items as housing, transportation expenses and foreign income taxes resulting from providing services in such foreign jurisdictions. We do not take into account any such expatriate related payments when considering the competitiveness of an executive officer’s compensation.

Nonqualified Deferred Compensation. In fiscal 2011, the Compensation Committee approved a nonqualified deferred compensation program for U.S. officers to be able to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to compensate a participant for certain contributions made by Jabil that such participant does not receive under the 401(k) Plan due solely to participation in this program. Officers meeting certain criteria may also voluntarily defer receipt of stock upon vesting of RSUs.

Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account (a participant deferring fiscal 2011 bonus or annual incentive compensation was permitted to select the third calendar year following the initial deferral election for that account).

One NEO elected to defer a portion of his annual incentive award earned for performance in fiscal 2011, which amount was deferred at the time annual incentives were payable early in fiscal 2012. Jabil made no discretionary contributions to the accounts of NEOs in fiscal 2011.

Recovery of Executive Compensation. Certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement. At this time, Jabil has not established a specific policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. When final rules are issued pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act concerning recovery of executive compensation, the Compensation Committee intends to adopt a specific policy in accordance with the requirements of the final rules.

Insider Trading Policy. Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. We restrict trading by our officers and directors, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to certain quarterly trading windows. While we do not have a policy that specifically prohibits our executive officers from hedging the economic risk of stock ownership in our stock, we discourage our executive officers from entering into certain types of hedges with respect to our securities. In addition, federal securities laws prohibit our executive officers from selling “short” our stock.

Executive Share Ownership Requirements. In October 2010, the Compensation Committee adopted minimum share ownership requirements for Jabil’s executive officers which are expected to be met within five years of becoming an executive officer. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple Of Salary
CEO	5x
COO and CFO	3x
Other executive officers	1x

Shares to be counted toward these requirements include shares owned directly or indirectly (e.g., in a trust) and unvested time-based restricted stock/RSUs. Stock ownership is reviewed by the Compensation Committee at each January meeting, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s average stock price for the preceding two months. All executive officers were in compliance with the share ownership requirements at the January 2011 meeting.

Tax Deductibility of NEO Compensation. Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to NEOs serving at fiscal year end (excluding our principal financial officer) in excess of $1 million unless it qualifies as “performance-based.” In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible, the Compensation Committee considers the net cost to Jabil, its ability to effectively administer executive compensation in the long-term interest of stockholders, and the specific corporate goal underlying the various items of compensation.

Stock option grants, stock appreciation rights and performance-based restricted stock/RSU awards granted to executive officers that may be covered under Section 162(m) are generally structured to be fully deductible. The Compensation Committee believes, however, that it is important to preserve flexibility in administering compensation programs so as to promote corporate goals. Accordingly, the Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. Time-vested restricted stock/RSU awards do not qualify as performance-based compensation under Section 162(m) and therefore, in some cases, can result in compensation to certain executives that is not fully tax deductible by Jabil.

Accounting for Share-Based Compensation. Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

NEO Fiscal 2011 Compensation

NEO Total Direct Compensation Mix

For its fiscal 2011 NEO compensation decisions, the Compensation Committee reviewed: (i) management recommended compensation elements and amounts, performance measures and targets for our incentive compensation programs; (ii) the financial performance of Jabil’s various operating segments; (iii) peer group and compensation survey data for each NEO; and (iv) the compensation history for each NEO.

The following chart illustrates the fiscal 2011 target compensation for our NEOs by element of compensation as a percentage of our NEOs’ target total direct compensation, that is, salary plus the target value of the annual cash and equity incentives. This chart assists in demonstrating our compensation philosophy that the significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly comprised of equity. It reflects the mix of salary and cash and equity-based incentives at the target levels established at the beginning of fiscal 2011. “Salary” is the annual salary approved for the NEOs effective September 1, 2010; “Target Cash Incentive” is at the target payout for fiscal 2011; and the “Performance-Based Equity” and “Time-Based Equity” are the grant date fair values at target for fiscal 2011. These amounts differ from those shown in the Summary Compensation Table, which reflects actual cash incentives earned in fiscal 2011.

FISCAL 2011 MIX OF TARGET TOTAL DIRECT COMPENSATION ELEMENTS

The chart above shows that approximately two-thirds of NEO fiscal 2011 target compensation is variable, “at-risk” compensation, which may vest above or below target levels of cash or number of shares based upon corporate and/or business group performance. Performance must exceed a specific threshold pre-established level or the elements of variable cash and/or equity compensation will have no value at the end of the performance period. Although time-based equity grants will vest at the number of shares granted, the actual value of the time-based equity at date of vest is dependent upon Jabil’s share price, which could decline during the vesting period. Therefore, over 80% of NEOs’ target compensation was linked to the company’s business performance and stock price performance.

Salary

While the Compensation Committee decided to freeze the salaries of our NEOs beginning in July 2008 and throughout fiscal 2010, NEO salaries were increased in fiscal 2011 and the target annual cash incentive (as a percentage of salary) was increased for the Chief Operating Officer. These adjustments were made based upon a comprehensive review of Jabil’s NEO compensation competitiveness relative to the peer group and compensation survey data. The target annual cash incentive percentages vary depending on the executive’s responsibilities and market data considerations, and we believe they demonstrate Jabil’s emphasis on at-risk compensation. Because target annual incentives are set as a percentage of salary, the increases in salary have the effect of increasing target annual incentives. The table below compares the fiscal 2010 and fiscal 2011 cash compensation structures.

Named Executive Officer	Fiscal 2010 Salary	Fiscal 2011 Salary	% Salary Increase	Fiscal 2010 Target Annual Incentive (as a % of salary)	Fiscal 2011 Target Annual Incentive (as a % of salary)
Main	$1,000,000	$1,050,000	5.0%	145%	145%
Alexander	$520,000	$550,000	5.8%	90%	90%
Mondello	$700,000	$725,000	3.6%	100%	120%
Lovato	$500,000	$520,000	4.0%	90%	90%
Muir	$500,000	$555,000	11.0%	90%	90%

Definitions for Cash Incentive Metrics

The following definitions are used for determining cash incentive compensation. We define core operating income as operating income under GAAP before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges. Core operating profit margin is our core operating income divided by net revenue (in accordance with GAAP). Core ROIC is our core operating income, net of tax, plus the tax effect of interest expense divided by the average total debt and stockholder’s equity balances, less the average cash and cash equivalent balance and, for compensation purposes, is calculated as the sum of the quarterly core ROIC divided by four. Net ROIC is calculated as the average of the third and fourth quarters’ return on invested capital. Days in inventory is calculated as the weighted average days of the third and fourth quarters’ reported results.

NEO Annual Cash Incentives

Selection and Weighting of Performance Measures. Each year, the Compensation Committee selects the metrics to be used to measure NEO performance. For fiscal 2011 the Committee evaluated the performance of Messrs. Main, Alexander and Mondello using a matrix that combined corporate core operating income with corporate core operating profit margin and core ROIC.

In addition to those, the performance of Mr. Lovato (the head of our Materials Technology Group, or MTG) and Mr. Muir (the head of our Global Manufacturing Services Group, or GMS) was evaluated using (1) a matrix that combined group core operating income with group core operating profit margin; and (2) for Mr. Lovato, his group’s net ROIC and for Mr. Muir, his group’s days in inventory.

The Compensation Committee selected each of these metrics for the following reasons:

•	Matrix combining core operating income with core operating profit margin - Incents the NEOs to focus on increasing corporate income through higher margin products and services.

•

Core ROIC and net ROIC- Allows the measurement of whether Jabil is achieving an efficient return on its capital deployed. Also, with respect to net ROIC, the Committee selected the last two quarters of the fiscal year for the performance period as typically this period has the least seasonal fluctuations in business volume.

•

Days in inventory - Because Mr. Muir’s group was responsible for a large portion of Jabil’s total sales, the Committee believed that including days in inventory as a measure would incent Mr. Muir to use effective and efficient inventory management.

The Compensation Committee believes that these performance measures effectively motivated our NEOs to focus on growth in both revenue and profitability because the targets were challenging but obtainable, measurable, clearly understood and, in the Committee’s belief, the drivers of the creation of sustainable long-term value for our stockholders.

The Compensation Committee determined how each performance measure was weighted for the purposes of calculating each NEO’s fiscal 2011 cash incentives. The weightings vary based on each NEO’s role and area of influence. The weightings are set forth in the table below.

Weighting of Performance Metrics

NEO	CORPORATE METRICS		GROUP METRICS
	Core Op Income with Core Op Profit Margin	Core ROIC	Core Op Income with Core Op Profit Margin	Net ROIC (MTG)	Days in Inventory (GMS)
Main	65%	35%
Alexander	65%	35%
Mondello	65%	35%
Lovato	25%	10%	40% (MTG)	25%
Muir	25%	10%	40% (GMS)		25%

Determination of Incentive Targets. For each of the selected performance measures for the cash incentives, the Compensation Committee set specific financial targets and related performance levels for fiscal 2011 early in the fiscal year. The performance measures were selected from those authorized in our Annual Incentive Plan. All of these performance measures are at-risk.

The Compensation Committee then determined how the actual achievement of each of these performance measures would translate into the calculation of each NEO’s fiscal 2011 cash incentive. The Committee chose ranges that it believed were challenging, yet attainable in a recovering, but uncertain, economic environment. The following table shows the percentages used to calculate each NEO’s fiscal 2011 cash incentive based on the threshold, target and maximum potential achievement for each of the performance measures. Performance below threshold for a particular measurement would result in no payout to a NEO. The maximum payout, capped at 200%, recognizes superior financial performance achievement. To simplify the presentation, certain intermediate performance levels are not shown because levels for certain metrics were not determined by means of interpolation (intermediate performance levels and corresponding payouts for the “GMS - Days in Inventory” and “MTG - Net ROIC” metrics were determined by means of interpolation).

Financial/Operational Goals of Performance Metrics

Corporate Core Operating Income with Corporate Core Operating Profit Margin						Corporate Core ROIC
Threshold		Target		Max		Threshold	Target	Max
Op Income*	Profit Margin*	Op Income*	Profit Margin*	Op Income*	Profit Margin*
$400m	4.50%	$612.5m/$725m	3.75%/3.61%	$775m/$800m	5.0%/4.0%	15.0%	22.5%	>30%
Percentage of Achievement Level Payout
28%		100%		200%		25%	100%	200%

MTG Core Operating Income with MTG Core Operating Profit Margin						MTG Net ROIC
Threshold		Target		Max		Threshold	Target	Max
Op Income*	Profit Margin	Op Income*	Profit Margin*	Op Income*	Profit Margin*
$60m	5.0%	$74.31m/$120m	6.5%/5.66%	$105m/$115m	6.75%/6.0%	14.0%	20.0%	25.0%
Percentage of Achievement Level Payout
10%		100%		200%		20%	100%	200%

GMS Core Operating Income with GMS Core Operating Profit Margin						GMS Days in Inventory
Threshold		Target		Max		Threshold	Target	Max
Op Income*	Profit Margin	Op Income*	Profit Margin*	Op Income*	Profit Margin*
$360m	3.3%	$480.9m/$615m	4.5%/3.66%	$585m/$615m	4.75%/4.0%	52 days	45 days	40 days
Percentage of Achievement Level Payout
10%		100%		200%		30%	100%	200%

*	This table shows the minimum operating income and profit margin performance required for our NEOs to achieve threshold, target and maximum payouts. Inherent in the nature of a matrix approach to measuring payout structure, the measurements of core operating income combined with core operating profit margin may result in multiple financial performance combinations that allow similar cash incentive payouts. For example, a target payout level (100%) could occur with (a) core operating income of $612.5 million and core operating profit margin of 3.75% or (b) core operating income of $725 million and core operating profit margin of 3.61%.

Actual Cash Incentives –The tables below show the percentage of each cash incentive performance measure that was actually achieved in fiscal 2011 as compared to the target, as certified by the Compensation Committee in September 2011, and set forth the total cash incentive value at target compared to the total cash incentive amount actually received:

	Corporate Core Operating Income with Core Operating Profit Margin		Corporate ROIC	GMS Core Operating Income with Core Operating Profit Margin			MTG Core Operating Income with Core Operating Profit Margin
Performance Level Attained	$677.6 million	4.1%	27%	$515.0 million	3.8%		$128.7 million	6.9%

Actual Achievement as a % of Target
Main		126%	135%		—			—
Alexander		126%	135%		—			—
Mondello		126%	135%		—			—
Lovato		126%	135%		—			200%
Muir		126%	135%		75	%*		—

*	For Mr. Muir, there was an adjustment made in the calculation of core operating income for the divisional (GMS) portion of his cash incentive. The adjustment was made due to an acquisition made during fiscal 2011 of operations in Italy and France, which Jabil had previously disposed, that was not anticipated when the cash incentive performance metrics were established. The above matrix combining core operating income with core operating profit margin for the GMS division was adjusted in accordance with the Annual Incentive Plan by excluding this acquisition from the calculation of core operating income.

	GMS Days in Inventory	MTG Net ROIC
Performance Level Attained	48.1 Days	22.6%

Actual Achievement as a % of Target
Lovato	—	152%
Muir	69%	—

Actual Fiscal 2011 Combined Total Annual Cash Incentives Received

NEO	Targeted Incentive Amount	Actual Incentive Received*	% of Actual Payout Against Target
Main	$1,522,500	$1,966,309	129%
Alexander	$495,000	$639,293	129%
Mondello	$870,000	$1,123,605	129%
Lovato	$468,000	$762,840	163%
Muir	$499,500	$460,789	92%

*	The values of the fiscal 2011 actual cash incentives received also appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Definitions for Equity Incentive Metrics

The following definitions are used for determining equity incentive compensation. Cumulative Core EPS is our adjusted core EPS up to a five-year performance period. Adjusted core EPS is GAAP net income before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges, net of tax and deferred tax valuation allowance charges that result from the write-off of goodwill and impairment charges, divided by the weighted average number of outstanding shares determined in accordance with GAAP. Core operating profit margin is our core operating income divided by our net revenue (in accordance with GAAP). Core operating income is operating income under GAAP, before amortization of intangibles, stock-based compensation expense and related charges, and goodwill impairment charges.

Long-Term, Equity-Based Compensation

For fiscal 2011, the Compensation Committee granted our NEOs two types of performance-based RSU awards and one type of time-based RSU award, with the potential to achieve the most value placed on the performance-based grants. At the target amounts, the performance-based awards and time-based awards represented approximately 70% and 30%, respectively, of the total fair value of the fiscal 2011 equity awards.

The Compensation Committee decided in July 2009 to change the manner in which it provides for dividend rights for performance-based and time-based restricted stock awards. As a result, for restricted stock and RSU awards granted after July 2009, the grantees will not receive dividends until such time as the restricted stock awards or RSUs vest. Upon vesting, the grantees will receive payment of the cumulative dividends (without interest). In fiscal 2011, the Committee granted RSUs with accumulated dividend equivalents, which allow cash payment upon vesting of the same amount that would have been paid in cumulative dividends during the vesting period (without interest).

NEO Performance-Based Awards. These awards are at-risk and variable. For one group of our fiscal 2011 performance-based RSU awards, vesting is based on the achievement of cumulative core EPS over an initial three-year performance period. The cumulative core EPS target for fiscal 2011 is a 9% compound annual growth rate (“CAGR”) over the performance period. The Compensation Committee believes that measuring performance against a multi-year measurement of cumulative core EPS aligns the NEOs’ compensation with stockholders’ interests over the long term horizon.

If cumulative core EPS at the end of the initial three-year period equals or exceeds the target goal, then the corresponding number of RSUs vest (up to 150% of the number granted) and no additional RSUs associated with the award will vest. However, if at the end of the initial three-year performance period cumulative core EPS is below the target goal, then the corresponding number of RSUs will vest (that is, less than 100% of the number granted), and the RSUs will have up to two additional years to vest only up to the target number (100%) of RSUs initially granted based upon cumulative core EPS goals that are tied to a continued 9% CAGR. The additional two years of vesting (if less than 100% of the shares granted actually vest at the end of the initial three-year performance period) continue to motivate the NEOs to achieve long-term EPS growth if weak global macroeconomic conditions hamper the company’s core EPS during the initial performance period.

The tables below illustrate the cumulative core EPS goals and corresponding threshold, target and maximum shares that could vest during the initial three-year performance period and potential subsequent performance periods. Performance results between a threshold level and target level or between a target level and maximum level are determined by means of interpolation.

	Cumulative Core EPS Three-year Performance Period (9/1/2010 - 8/31/2013)	Percentage of Shares Vested
Threshold	$4.53	20%
Target *	$5.29	100%
Maximum	$5.80	150%

*	assumes 9% CAGR core EPS

If less than 100% of the RSUs granted in fiscal 2011 vest at the end of the three-year performance period, then up to 100% may vest according to the following schedule (reduced by the number of RSUs that previously vested in the three-year performance period):

	Cumulative Core EPS Four-year Performance Period (9/1/2010 - 8/31/2014)	Percentage of Shares Vested
Threshold	$6.07	20%
Target *	$7.38	100%
Maximum	N/A	N/A

*	assumes 9% CAGR core EPS

If less than 100% of the RSUs granted in fiscal 2011 vest at the end of the four-year performance period, then up to 100% may vest according to the following schedule (reduced by the number of RSUs that previously vested in the three and four-year performance periods):

	Cumulative Core EPS Five-year Performance Period (9/1/2010 - 8/31/2015)	Percentage of Shares Vested
Threshold	$7.62	20%
Target *	$9.65	100%
Maximum	N/A	N/A

*	assumes 9% CAGR core EPS

If less than 100% of the RSUs granted in fiscal 2011 vest at the end of the five-year performance period, no additional shares will be available to become vested.

For the other group of our fiscal 2011 performance-based RSU awards granted to the NEOs, vesting was based on the achievement of a minimum 3.5% corporate core operating profit margin during fiscal year 2011. In view of the prolonged uncertainty surrounding the global economy at the time the grant was made, this goal was established to focus the NEOs on maintaining a minimum level of profit margin for fiscal 2011. The target goal was within 5% of fiscal 2010 core operating profit margin performance. The Committee expects this to be a one-time grant, which was not repeated in fiscal 2012.

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal Year 2011 Table.

Time-Based Awards. The time-based awards made to our NEOs for fiscal 2011 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. Additionally, the Committee believes granting time-based awards to NEOs is a common practice. Time-based awards provide a superior retention value, particularly in times of macroeconomic decline. The Compensation Committee chose a graduated vesting schedule (30% on the first and second anniversaries of grant and 40% on the third anniversary of grant) to further the goal of retention, as the greatest percentage of shares vest in the third year after the grant. Additionally, time-based awards comprise a minority of the NEOs’ fiscal 2011 target total direct compensation, ranging from 17% to 21% of our NEOs’ fiscal 2011 target total direct compensation.

CEO Compensation for Fiscal 2011

The Committee reviewed market data of other CEOs at comparable companies, although the Committee did not set the CEO’s pay opportunity at a precise benchmarked level. The Committee takes into account other considerations, such as the performance evaluation for the CEO, and exercises its judgment in setting the CEO’s pay level. The compensation program for the CEO included no pension benefits, no severance commitments, no tax gross-up commitments, and no significant perquisites. Additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions). Many chief executive officers at comparable companies receive significant compensation beyond the items of total direct compensation, so our CEO’s total remuneration opportunity likely would be comparatively lower if compensation items beyond total direct compensation (salary and annual cash and equity incentive awards) were taken into account for a market comparison.

Core operating income and net revenue were at the highest levels in Jabil’s history. Core ROIC and core operating profit margin improved year over year, and Jabil’s TSR significantly exceeded the S&P 500 in one-year and three-year performance. The Compensation Committee believes that these fiscal 2011 results were due in significant part to our CEO’s efforts. The Committee believes Jabil, led by our CEO, is executing on a well-designed strategy of building a significant presence in markets such as industrial, healthcare, aftermarket services, and materials, while improving diversification of its business and sources of income in a manner designed to lower risk to our financial results on a consistent basis. In light of Jabil’s excellent performance results, the Committee is pleased with Mr. Main’s fiscal 2011 performance and believes that his compensation payouts were well-earned based on this performance.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2011 Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011.

By the Compensation Committee

David M. Stout, Chair

Mel S. Lavitt

Lawrence J. Murphy

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for fiscal 2011, 2010 and 2009. The NEOs are our Chief Executive Officer and Chief Financial Officer, along with each of our next three most highly compensated executive officers, based upon their total compensation as reflected in the table below.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Timothy L. Main Chief Executive Officer, President	2011 2010 2009	1,050,000 1,000,000 1,000,000	7,277,500 5,897,000 2,971,500	1,966,309 2,900,000 524,103	0 0 4,421	10,293,809 9,797,000 4,500,024
Forbes I.J. Alexander Chief Financial Officer	2011 2010 2009	550,000 520,000 519,615	2,414,710 2,516,500 1,267,040	639,293 936,000 169,159	4,900 4,900 6,878	3,608,903 3,977,400 1,962,692
Mark T. Mondello Chief Operating Officer	2011 2010 2009	725,000 700,000 699,519	3,682,202 4,022,400 2,026,100	1,123,605 1,400,000 253,015	14,468 11,186 8,783	5,545,275 6,133,586 2,987,417
John P. Lovato (5) Executive Vice President, Chief Executive Officer, Materials Technology Group	2011 2010 2009	520,000 500,000 499,519	1,968,404 2,037,496 1,005,928	762,840 522,000 253,013	1,544,552 932,407 1,670,363	4,795,796 3,991,903 3,428,823
William D. Muir, Jr. Executive Vice President, Chief Executive Officer, Manufacturing Services Group	2011 2010 2009	555,000 500,000 499,519	2,619,616 2,126,920 1,070,904	460,789 900,000 151,763	435,465 275,148 294,139	4,070,870 3,802,068 2,016,325

(1)	The “Salary” column reflects the salaries for the fiscal year on an accrual basis.
(2)

Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011. A portion of the awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the Stock Awards column assuming a target level of achievement. Assuming the highest level of performance conditions will be achieved, at a maximum of 200% for grants in fiscal 2009 and 2010, and a maximum of 150% for the grant in fiscal 2011, the grant date fair value for each NEO would be as follows:

Officer	Fiscal Year	Maximum Value ($)
Main	2011	9,289,171
	2010	7,757,000
	2009	3,977,750
Alexander	2011	3,040,930
	2010	3,305,140
	2009	1,693,690
Mondello	2011	4,625,607
	2010	5,287,200
	2009	2,710,350
Lovato	2011	2,475,912
	2010	2,692,692
	2009	1,342,846
Muir	2011	3,341,828
	2010	2,793,544
	2009	1,431,544

See the Grants of Plan-Based Awards in Fiscal 2011 Table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal 2011 and the Outstanding Equity Awards at 2011 Fiscal Year End Table with respect to restricted stock and RSU awards made prior to fiscal 2011. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

(3)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Annual Incentive Plan for services performed in each fiscal year including $307,505 deferred in fiscal 2011 by Mr. Alexander under Jabil’s Executive Deferred Compensation Plan. For additional information about our Annual Incentive Plan and these payouts see the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards in Fiscal Year 2011 Table.
(4)	This column does not include any cash dividends paid on shares of restricted stock held by the NEOs during fiscal 2011, as the potential value of these dividends are reflected in the grant date fair value of each of the applicable restricted stock grants that provided for such dividend payments (as calculated under ASC 718). Jabil restricts its executives’ use of corporate aircraft for personal purposes. When it does permit such use, it requires the executive to reimburse Jabil for an amount equal to or exceeding the flight’s aggregate incremental costs. As a result of such reimbursement, no perquisite disclosure is required under the SEC’s applicable disclosure rules. The following table describes the components of the “All Other Compensation” column for fiscal 2011:

Name	Jabil Contributions to 401(k) Plan	Perquisites and Other Personal Benefits		Expatriate Benefits		Total
Main	—	—	(a)	—		$0
Alexander	$4,900	—		—		$4,900
Mondello	$9,800	$4,668	(a)	—		$14,468
Lovato	$9,800	—		$1,534,752	(b)	$1,544,552
Muir	$9,800	—		$425,665	(c)	$435,465

(a)	Jabil maintains a golf club membership for Mr. Main and Mr. Mondello for business purposes. If the membership is used for personal purposes, the incremental cost is paid by the user and therefore we have not included any amount in this table associated with such use. For Mr. Mondello, the $4,668 is for a physical examination.
(b)	This sum is equal to the following amounts paid by Jabil to Mr. Lovato, or to some third party on behalf of Mr. Lovato, as a result of his previous work assignment in Belgium:

(i)	$ 10,033 for Mr. Lovato’s automobile and other transportation expenses while in Belgium.

(ii)	$ 74,432 for relocation back to the U.S.

(iii)	$1,421,065 payment on behalf of Mr. Lovato of Belgium tax assessments resulting from his providing services to Jabil in Belgium.
(iv)	$3,544 for tax preparation fees and miscellaneous nonbusiness expenses.
(v)	$8,343 as a U.S. tax “gross up” on foreign allowances.
(vi)	$36,744 as a U.S. tax “gross up” on relocation payments.
(vii)	$19,409 reduction in payment to Mr. Lovato for home leave overpayment in fiscal 2010.

(c)	This sum is equal to the following amounts paid by Jabil to Mr. Muir, or to some third party on behalf of Mr. Muir, as a result of his previous work assignment in Singapore:

(i)	$415,939 payment on behalf of Mr. Muir of Singapore tax assessments resulting from his providing services to Jabil in Singapore.
(ii)	$6,376 as a U.S. tax “gross up” on foreign allowances.
(iii)	$3,350 for tax preparation fees.

(5)	Effective November 1, 2011, Mr. Lovato became Jabil’s Senior Vice President, Corporate.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal 2011, including: (1) the grant date of awards; (2) the range of possible cash payouts under our Annual Incentive Plan for fiscal 2011 performance; (3) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this proxy statement); (4) the number of time-based RSUs granted (which are included in the “All Other Stock Awards Number of Shares of Stocks or Units” column); and (5) the grant date fair value of performance-based RSUs and time-based RSUs computed under ASC 718.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Type (3)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Main	10/21/10 10/21/10 10/21/10 10/21/10	410,314	1,522,500	3,045,000	EPS NCOIPM TBRS	56,667 87,500	283,333 87,500	425,000 87,500	141,667	4,023,329 1,242,500 2,011,671
Alexander	10/21/10 10/21/10 10/21/10 10/21/10	133,403	495,000	990,000	EPS NCOIPM TBRS	17,640 37,750	88,200 37,750	132,300 37,750	44,100	1,252,440 536,050 626,220
Mondello	10/21/10 10/21/10 10/21/10 10/21/10	234,465	870,000	1,740,000	EPS NCOIPM TBRS	26,575 60,000	132,873 60,000	199,310 60,000	66,437	1,886,797 852,000 943,405
Lovato	10/21/10 10/21/10 10/21/10 10/21/10	86,580	468,000	936,000	EPS NCOIPM TBRS	14,296 31,400	71,480 31,400	107,220 31,400	35,740	1,015,016 445,880 507,508
Muir	10/21/10 10/21/10 10/21/10 10/21/10	104,895	499,500	999,000	EPS NCOIPM TBRS	20,344 31,900	101,720 31,900	152,580 31,900	50,860	1,444,424 452,980 722,212

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan for achievement of pre-specified levels of performance in fiscal 2011. If performance is below threshold then no amounts will be paid. For additional information related to the annual cash incentive awards including performance goals, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement. For actual annual cash incentive award payout amounts for fiscal 2011, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our 2002 Stock Incentive Plan in fiscal 2011. For additional information related to the performance period, performance measures and targets, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The type of award refers to awards’ differing performance conditions and related terms. “EPS” refers to performance awards based on cumulative core earnings per share targets; “NCOIPM” refers to performance awards based on core operating profit margin.
(4)	The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based RSUs granted to the NEOs in fiscal 2011. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying a performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options (including SARs) and unvested stock awards (including RSUs) held by each of our NEOs as of August 31, 2011. Each grant of options (including SARs) or unvested stock awards (including RSUs) is shown separately for each NEO. The vesting schedule for each award of options (including SARs) is shown following this table based on the grant date.

		Option Awards (1)				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
		(#)	(#)	($)		(#)(2)	($)(3)	(#)(4)	($)(5)
Main	10/17/2002	115,600	—	12.95	10/17/2012	—	—	—	—
	10/02/2003	105,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	65,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	105,000	—	24.02	10/20/2014	—	—	—	—
	10/25/2005	140,000	—	30.05	10/24/2015	—	—	—	—
	10/26/2006	140,000	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	33,916	3,084	21.56	10/23/2017	—	—	—	—
	10/22/2008	—	—	—	—	50,000	842,500	212,500	3,580,625
	10/22/2009	—	—	—	—	87,500	1,474,375	265,000	4,465,250
	10/21/2010	—	—	—	—	141,667	2,387,089	370,833	6,248,536
Alexander	10/17/2002	11,592	—	12.95	10/17/2012	—	—	—	—
	10/02/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	38,537	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	45,763	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	13,749	1,251	21.56	10/23/2017	—	—	—	—
	10/22/2008	—	—	—	—	21,200	357,220	90,750	1,529,138
	10/22/2009	—	—	—	—	37,100	625,135	113,400	1,910,790
	10/21/2010	—	—	—	—	44,100	743,085	125,950	2,122,258

		Option Awards (1)				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexer- cised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
		(#)	(#)	($)		(#)(2)	($)(3)	(#)(4)	($)(5)
Mondello	09/21/2001	25,000	—	15.00	9/21/2011	—	—	—	—
	10/17/2002	80,500	—	12.95	10/17/2012	—	—	—	—
	10/02/2003	75,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	120,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	64,630	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	74,933	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	18,333	1,667	21.56	10/23/2017	—	—	—	—
	10/22/2008	—	—	—	—	34,000	572,900	145,000	2,443,250
	10/22/2009	—	—	—	—	59,500	1,002,575	181,000	3,049,850
	10/21/2010	—	—	—	—	66,437	1,119,463	192,873	3,249,910
Lovato	10/02/2003	65,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	32,114	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	36,128	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	22,916	2,084	21.56	10/23/2017	—	—	—	—
	10/22/2008	—	—	—	—	18,640	314,084	78,000	1,314,300
	10/22/2009	—	—	—	—	32,620	549,647	96,840	1,631,754
	10/21/2010	—	—	—	—	35,740	602,219	102,880	1,733,528
Muir	09/21/2001	214	—	24.85	9/21/2011	—	—	—	—
	10/17/2002	64,400	—	12.95	10/17/2012	—	—	—	—
	10/02/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	32,114	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	36,128	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	22,916	2,084	21.56	10/23/2017	—	—	—	—
	10/22/2008	—	—	—	—	17,920	301,952	76,700	1,292,395
	10/22/2009	—	—	—	—	31,360	528,416	95,840	1,614,904
	10/21/2010	—	—	—	—	50,860	856,991	133,620	2,251,497

(1)	The options include incentive stock options, nonqualified stock options and SARs. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans as in effect prior to October 25, 2007. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. All SARs are settled in shares of our common stock. In the event of termination of employment for any reason other than retirement, stock options and SARs may be exercised only to the extent they were vested on the date of termination. Stock options and SARs expire 10 years from the date of grant, subject to earlier termination if the grantee’s employment terminates in certain circumstances. In the event of termination for any reason other than retirement, death or disability, stock options and SARs may be exercised during the 30-day period following termination. In the event of death or disability, stock options and SARs remain exercisable for a period of 12 months but in no event after the stated expiration date of the award. In the event of retirement, stock options and SARs remain exercisable for a specified period of time based upon the NEO’s age and/or years of service with Jabil. The following table details the vesting schedule for stock option and SAR grants based upon the grant date.

Grant Date	Vesting
09/21/2001, 10/17/2002, 10/02/2003	Options vested at a rate of 12% after the first six months (on March 21, 2002; April 17, 2003; and April 2, 2004, respectively) and 2% per month thereafter, becoming fully vested after a 50-month period (on November 21, 2005; December 17, 2006; and December 2, 2007, respectively).

12/16/2003	Options vested upon the earlier of 7 years (on December 16, 2010) or satisfaction of specific performance goals. The performance goals associated with this grant were based upon Jabil’s total shareholder return compared to peer group companies.

10/20/2004	Options vested at a rate of 12% after the first six months (on April 20, 2005) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2008).

10/11/2005, 10/26/2006	SARs vested at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007 and January 26, 2008, respectively) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009 and October 26, 2010, respectively).

10/24/2007	SARs vest at a rate of one-twelfth fifteen months after the grant date (on January 24, 2009) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 24, 2011).

(2)	These are grants of time-based restricted stock and RSUs and will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. During the restriction period of the restricted stock granted July 2009 and earlier, each NEO other than Mr. Lovato, may exercise full voting rights, but may not transfer or otherwise dispose of such restricted stock. All time-based restricted stock awarded to each NEO other than those awarded to Mr. Lovato provides for the payment of cash dividends in an amount equal to the dividend payments on our common stock. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards and RSUs granted after July 2009. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of restricted stock and RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $16.85, the closing market price of Jabil common stock on August 31, 2011.
(4)	These amounts represent the number of shares of performance-based restricted stock and RSUs granted in (a) fiscal 2009 with a three-year performance period covering fiscal years 2009 through 2011, (b) fiscal 2010 with a three-year performance period covering fiscal years 2010 through 2012, and (c) fiscal 2011 with a performance period as described in the “Compensation Discussion and Analysis” section of this proxy statement. The number of shares and related values as of August 31, 2011 represent the award that was granted at target. Actual results may cause our NEOs to earn more or fewer shares. All performance-based restricted stock awarded to each NEO other than those awarded to Mr. Lovato in fiscal 2009 provides for the payment of cash dividends on the vested portion of the award in an amount equal to the dividend payments on our common stock. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards and RSUs granted after July 2009. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of restricted stock and RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(5)	The market value shown was determined by multiplying the number of shares of unearned performance-based restricted stock (at target) by $16.85, the closing market price of Jabil common stock on August 31, 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

Our NEOs acquired the following shares upon the exercise of options (including SARs) and vesting of stock awards during fiscal 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Main	198,900	1,002,635	249,500	3,562,095
Alexander	0	0	91,900	1,311,591
Mondello	76,600	428,463	150,000	2,140,890
Lovato	21,592	57,614	78,020	1,113,391
Muir	30,786	122,614	77,140	1,100,917

(1)	The value realized upon the exercise of stock options and SARs is the difference between the exercise or base price and the market price of our common stock upon exercise for each option or SAR. The value realized was determined without considering any taxes that were owed upon exercise.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2011

In fiscal 2011, we permitted NEOs to elect to defer a portion of annual incentive awards under the Jabil Circuit, Inc. Executive Deferred Compensation Plan. The following table shows awards that were deemed deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal 2011, and the aggregate balance deemed as of August 31, 2011. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Main	—	—	—	—	—
Alexander	$307,505	—	—	—	$307,505
Mondello	—	—	—	—	—
Lovato	—	—	—	—	—
Muir	—	—	—	—	—

(1)	Mr. Alexander’s contributions are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2011.
(2)	Mr. Alexander deferred $307,505 of his annual cash incentive award for fiscal 2011. The deferral occurred in October 2011 at the time his annual cash incentive award was paid; however, the deferral is deemed to have been made as of August 31, 2011.

POTENTIAL PAYMENTS UPON TERMINATION

OR A CHANGE IN CONTROL

Jabil’s NEOs do not have employment or severance agreements. Accordingly, upon a termination with or without cause, or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of cash severance payment. The only scenarios in which our NEOs may receive additional amounts are in connection with accelerated or continued vesting of outstanding equity awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the 2002 Stock Incentive Plan and the 2011 Stock Award and Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the grantee is terminated without cause or resigns for good reason. With respect to the 2011 Stock Award and Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in the “Change in Control Arrangements” section above.

In general, upon termination of employment for any reason other than in connection with a change in control, unvested equity awards are forfeited. In January 2010, the Compensation Committee approved additional time for the vesting and settlement of equity grants previously granted, other than time-based restricted stock and RSU awards, for eligible officers of Jabil who retire. Jabil has also included in fiscal 2011 RSU grants provisions for termination of employment due to death or disability. The provisions for the applicable awards containing these provisions are summarized below. All unvested restricted stock awards are forfeited upon termination of employment, unless there is a change in control or, in the case of performance-based restricted stock awards, the NEO is retirement-eligible. All unvested RSUs are forfeited upon termination of employment unless (i) there is a change in control, or (ii) in the case of fiscal 2011 awards, the NEO is retirement-eligible, dies or becomes disabled, or (iii) in the case of performance-based RSUs granted prior to fiscal 2011, the NEO is retirement-eligible. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section of this proxy.

The following table sets forth the additional amounts that could have been realized by each NEO if termination of his employment were to have occurred as of August 31, 2011 for these scenarios.

All NEOs	Termination Due to Change in Control		Termination Due to Retirement		Termination Due to Death		Termination Due to Disability
Salary	$0		$0		$0		$0
Cash Incentives	$0		$0		$0		$0
Equity	All unvested equity grants would be accelerated, resulting in these values:		Unvested performance-based restricted stock awards or performance-based and time-based RSUs would continue to vest, resulting in these values:		Unvested performance-based and time-based RSUs would vest immediately, resulting in these values:		Unvested time-based RSUs that would vest immediately and unvested performance–based RSUs would continue to vest, resulting in these values:
	Main	$25,597,956	Main	$15,165,003	Main	$3,861,464	Main	$6,248,544
	Alexander	$9,816,810	Alexander	$3,917,288	Alexander	$1,379,173	Alexander	$2,122,258
	Mondello	$15,421,904	Mondello	$0	Mondello	$2,130,463	Mondello	$3,249,918
	Lovato	$8,318,171	Lovato	$5,406,895	Lovato	$1,131,309	Lovato	$1,733,528
	Muir	$9,212,906	Muir	$0	Muir	$1,394,506	Muir	$2,251,497

The values above represent achievement of the maximum amount that could be realized at the market closing price on August 31, 2011. The only equity grants that were unvested at August 31, 2011 and that have value on that date are restricted stock and RSU grants. As the closing price on the NYSE was less than the exercise price of the unvested options and SARs, the value of the unvested options and SARs, calculated as the number of unvested options and SARs on August 31, 2011 multiplied by the amount by which the closing price on such date exceeded the exercise price for such options and SARs, would equal zero.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2011:

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (4)
Equity Compensation Plans Approved by Security Holders:
1992 Stock Option Plan	220,936		$15.63	N/A
2002 Stock Incentive Plan	10,180,983	(1)	$25.00	N/A
2002 CSOP Plan	56,795		$19.33	N/A
2002 FSOP Plan	59,630		$23.69	N/A
2011 Stock Award and Incentive Plan	N/A		N/A	9,164,425
2002 Employee Stock Purchase Plan	N/A		N/A	N/A
2011 Employee Stock Purchase Plan	N/A		N/A	6,000,000
Restricted Stock Awards and Units	14,097,278	(2)	N/A	N/A
TOTAL	24,615,622			15,164,425
Equity Compensation Plans Not Approved by Security Holders	—		—	—

(1)	Amount reflects the number of shares of securities to be issued upon exercise of outstanding options, warrants and rights.
(2)	Amount reflects the number of shares issuable upon vesting of restricted stock awards and RSUs granted under the 2002 Stock Incentive Plan and 2011 Stock Award and Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.
(3)	The weighted-average exercise price does not take into account the shares issuable upon vesting of restricted stock awards and RSUs, which are not options, warrants or rights and have no exercise price.
(4)	All of the shares available for future issuance under the 2011 Stock Award and Incentive Plan may be issued in connection with options, warrants, rights, restricted stock or other stock-based awards.

OTHER PROCEDURAL MATTERS

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.

Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida
December 15, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Time, January 25, 2012.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/JBL • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 5 and every 1 YEAR for Proposal 4.

1.	Election of Directors	For	Withhold				For	Withhold		For	Withhold	+
	01 - Martha F. Brooks	☐	☐	02 - Mel S. Lavitt			☐	☐	03 - Timothy L. Main	☐	☐
	04 - William D. Morean	☐	☐	05 - Lawrence J. Murphy			☐	☐	06 - Frank A. Newman	☐	☐
	07 - Steven A. Raymund	☐	☐	08 - Thomas A. Sansone			☐	☐	09 - David M. Stout	☐	☐

				For	Against	Abstain				For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2012.			☐	☐	☐	3.	To conduct an advisory vote on executive compensation.		☐	☐	☐
			1 Year	2 Years	3 Years	Abstain
4.	To conduct an advisory vote on the frequency of future votes on executive compensation.		☐	☐	☐	☐	5.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil's mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.computershare.com/us/ecomms and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to http://www.computershare.com/us/ecomms on the Internet.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints ROBERT L. PAVER and FORBES I.J. ALEXANDER, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at the Renaissance Vinoy Golf Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, January 26, 2012, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS JABIL’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2012, (3) FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, (4) FOR EVERY 1 YEAR ON THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION, AND (5) FOR TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT THEREOF.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR BY TELEPHONE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE